Exhibit 10.6
Execution Version
CREDIT AGREEMENT
Dated as of October 5, 2011
by and among
HORIZON LINES, INC.,
as Parent,
HORIZON LINES, LLC,
as Borrower,
THE LENDERS THAT ARE SIGNATORIES HERETO,
as the Lenders,
and
WELLS FARGO CAPITAL FINANCE, LLC,
as Administrative Agent
WELLS FARGO CAPITAL FINANCE, LLC,
as Sole Lead Arranger and Sole Bookrunner

i

Page

17.9 Confidentiality	80
17.10 Lender Group Expenses	81
17.11 Survival	81
17.12 Patriot Act	81
17.13 Integration	81

v

SCHEDULES AND EXHIBITS

Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 4.1	Capitalization of Parent’s Subsidiaries
Schedule 4.6(a)	States of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Organizational Identification Numbers
Schedule 4.6(d)	Commercial Tort Claims
Schedule 4.7	Litigation
Schedule 4.12	Environmental Matters
Schedule 4.13	Intellectual Property
Schedule 4.15	Deposit Accounts and Securities Accounts
Schedule 4.17	Material Contracts
Schedule 4.19	Permitted Indebtedness
Schedule 4.26	Locations of Inventory and Equipment
Schedule 4.28	Vessels
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.12	Affiliate Transactions
Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Revolver Commitments
Schedule D-1	Designated Account
Schedule E-1	Existing Letters of Credit
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule V-1	Chartered Vessel Documents

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Products Provider Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of October 5, 2011, by and among the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), HORIZON LINES, INC., a Delaware corporation (“Parent”) and HORIZON LINES, LLC, a Delaware corporation (“Borrower”).
The parties agree as follows:
1. DEFINITIONS AND CONSTRUCTION.
1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.
Notwithstanding anything herein to the contrary (a) any change in GAAP that would result in a lease that is classified and accounted for as an operating lease as of the Closing Date being treated as a Capital Lease (or being given a substantially similar treatment) shall not be given effect in the definition of Indebtedness or any related definitions or in the computation of any financial ratio or requirement set forth in any Loan Document and (b) if the Borrower notifies Agent that it or Parent is required to report under International Financial Reporting Standards (“IFRS”), or has elected to do so through an early-adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, (i) the Borrower cannot elect to report under U.S. generally accepted accounting principles and (ii) the Borrower shall reconcile the two financial computation methods under IFRS and GAAP in a manner reasonably acceptable to Agent).

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any Lender Group Expenses that have accrued irrespective of whether demand has been made therefor and the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) Contingent Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.
1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOANS AND TERMS OF PAYMENT.
2.1 Revolver Loans.
(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolver Loans”) to Borrower in an aggregate amount (after giving effect to such Revolver Loans) at any one time outstanding not to exceed the lesser of:
(i) such Lender’s Revolver Commitment, and
(ii) such Lender’s Pro Rata Share of an amount equal to (A) the lesser of (1) the Maximum Revolver Amount and (2) the Borrowing Base at such time minus (B) the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time.
(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued and unpaid thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.
(c) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Borrowing Base or the Maximum Revolver Amount in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the Bank Product Reserve Amount, (ii) reserves in an amount equal to the Dilution Reserve, (iii) reserves in an amount equal to 1 month’s rent with respect to any leased property where books and records pertaining to ABL Priority Collateral of a Loan Party are located, unless a Collateral Access Agreement for such location has been obtained and (iv) reserves with respect to (A) sums that Parent or its Subsidiaries are required to pay under this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due, and (B) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien (including the Antitrust Judgment Lien) on, or trust over, any of the ABL Priority Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the ABL Priority Collateral; provided that, in each case, reserves established by Agent and in effect on the Closing Date, if any, shall be mutually agreed upon by Borrower and Agent.
2.2 Reserved.

2.3 Borrowing Procedures and Settlements.
(a) Procedure for Borrowing. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent. Unless Swing Lender is not obligated to make a Swing Loan pursuant to Section 2.3(b) below, such notice must be received by Agent no later than 2:00 p.m. (New York time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 2:00 p.m. (New York time) on the Business Day prior to the date that is the requested Funding Date (or, if WFCF is the sole Lender at such time, such request shall be effective if received by Agent not later than 1:00 p.m. (New York time) on the Funding Date applicable thereto). At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.
(b) Making of Swing Loans. In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed $15,000,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make an Advance in the amount of such requested Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account. Anything contained herein to the contrary notwithstanding, the Swing Lender may, but shall not be obligated to, make Swing Loans at any time that one or more of the Lenders is a Defaulting Lender. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (A) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (B) the requested Borrowing (together with all other outstanding Revolver Usage) would exceed the lesser of (1) the Maximum Revolver Amount and (2) the Borrowing Base on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Advances and Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. Immediately upon the making of a Swing Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Lender a risk participation in such Swing Loan in an amount equal to such Lender’s Pro Rata share of the amount of such Swing Loan.

(c) Making of Revolver Loans.
(i) In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify Lenders, not later than 4:00 p.m. (New York time) on the Business Day immediately preceding the Funding Date applicable thereto (provided that, so long as WFCF is the sole Lender, such notice shall be deemed so delivered if the notice of Borrower under Section 2.3(a) is received by Agent not later than 1:00 p.m. (New York time) on the Funding Date applicable thereto), by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 1:00 p.m. (New York time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make any Advance if it has knowledge that, and no Lender shall have the obligation to make any Advance, if (A) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (B) the requested Borrowing (together with all other outstanding Revolver Usage) would exceed the lesser of (1) the Maximum Revolver Amount and (2) the Borrowing Base on such Funding Date.
(ii) Unless Agent receives notice from a Lender prior to 12:00 noon (New York time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, within 3 Business Days after demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.

(d) Protective Advances and Optional Overadvances.
(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), Agent hereby is authorized by Borrower and Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to, or for the benefit of, Borrower on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the ABL Priority Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).
(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrower notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than 10% of the lesser of (1) the Maximum Revolver Amount and (2) the Borrowing Base, and (B) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event: (x) if any unintentional Overadvance remains outstanding for more than 30 days, unless otherwise agreed to by the Required Lenders, Borrower shall immediately repay Advances in an amount sufficient to eliminate all such unintentional Overadvances, and (y) after the date all such Overadvances have been eliminated, there must be at least five consecutive days before intentional Overadvances are made. The foregoing provisions are meant for the benefit of Lenders and Agent and are not meant for the benefit of Borrower, which shall continue to be bound by the provisions of Section 2.5. Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement thereof, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. The ability of Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances. For the avoidance of doubt, the limitations on Agent’s ability to make Protective Advances do not apply to Overadvances and the limitations on Agent’s ability to make Overadvances do not apply to Protective Advances. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and Lenders and are not intended to benefit Borrower in any way.
(iv) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Overadvance or Protective Advance may be made by Agent if such Advance would cause the aggregate principal amount of Overadvances and Protective Advances outstanding to exceed an amount equal to 10% of the lesser of (1) the Maximum Revolver Amount and (2) the Borrowing Base and (B) after giving effect to all Overadvances and Protective Advances, the aggregate Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) shall not exceed the Maximum Revolver Amount; provided that, to the extent any Protective Advance causes the aggregate Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) to exceed the Maximum Revolver Amount, such portion of such Protective Advance shall be for Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 2.4(b).
(e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among Lenders as to the Revolver Loans, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:
(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances or Overadvances, and (3) with respect to any Loan Party’s Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 4:00 p.m. (New York time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolver Loans, Swing Loans, Overadvances, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Advances (including Revolver Loans, Swing Loans, Overadvances, and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Advances (including Revolver Loans, Swing Loans, Overadvances, and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 3:00 p.m. (New York time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Revolver Loans, Swing Loans, Overadvances, and Protective Advances), and (z) if the amount of the Advances (including Revolver Loans, Swing Loans, Overadvances, and Protective Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Advances (including Revolver Loans, Swing Loans, Overadvances, and Protective Advances) as of a Settlement Date, such Lender shall no later than 3:00 p.m. (New York time) on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Revolver Loans, Swing Loans, Overadvances, and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans, Overadvances, or Protective Advances and, together with the portion of such Swing Loans, Overadvances, or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
(ii) In determining whether a Lender’s actual balance of the Revolver Loans, Swing Loans, Overadvances, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolver Loans, Swing Loans, Overadvances, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to Lenders hereunder, and proceeds of Collateral.
(iii) Between Settlement Dates, Agent, to the extent Protective Advances, Overadvances, or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances, Overadvances, or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances, Overadvances, or Swing Loans are outstanding, may pay over to Swing Lender any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing

Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections or payments of Parent or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances (other than to Swing Loans), as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Advances of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances and Overadvances, and each Lender with respect to the Revolver Loans, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.
(iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall not be obligated to remit settlement amounts to the Defaulting Lender and, instead, may implement the provisions set forth in Section 2.3(g).
(f) Reserved.
(g) Defaulting Lenders. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender or any other Person, (B) second, to the Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender or any other Person, (C) third, to each non-Defaulting Lender ratably in accordance with their Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (D) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrower as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (E) from and after the date on which the Revolver Commitment is cancelled or terminated and all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (N) of Section 2.4(b)(ii). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Revolver Commitment shall be deemed to be zero; provided, however, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the non-Defaulting Lenders, Agent, Issuing Lender, and Borrower shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Revolver Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent, Issuing Lender, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, in addition to any other remedies which it may be entitled, to replace such Defaulting Lender in accordance with Section 14.2. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.
(h) Independent Obligations. All Revolver Loans shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Revolver Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.4 Payments; Reductions of Revolver Commitments; Prepayments.
(a) Payments by Borrower.
(i) Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 3:00 p.m. (New York time) on the date specified herein. Any payment received by Agent later than 3:00 p.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(ii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.
(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of the Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Revolver Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrower shall be remitted to Agent and all (subject to Section 2.4(b)(iv) and Section 2.4(e)) such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent for its own account under the Loan Documents, until paid in full,
(B) second, to pay any fees or premiums then due to Agent for its own account under the Loan Documents until paid in full,
(C) third, to pay interest due in respect of all Protective Advances until paid in full,
(D) fourth, to pay the principal of all Protective Advances until paid in full,
(E) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,
(F) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,
(G) seventh, to pay interest accrued in respect of the Swing Loans until paid in full,
(H) eighth, to pay the principal of all Swing Loans until paid in full,

(I) ninth, ratably, to pay interest accrued in respect of the Revolver Loans,
(J) tenth, ratably (i) to pay the principal of all Revolver Loans until paid in full, (ii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof), and (iii) ratably, to the Hedge Providers based upon amounts certified to Agent to be due and payable to such Hedge Provider on account of Noticed Bank Product Obligations constituting Hedge Obligations,
(K) eleventh, ratably to the Bank Product Providers based upon amounts certified to Agent to be due and payable to such Bank Product Provider on account of Noticed Bank Product Obligations (other than Hedge Obligations provided for in clause (J) above),
(L) twelfth, ratably to the Bank Product Providers on account of any other Bank Product Obligations that are due and payable,
(M) thirteenth, to pay any other Obligations that are due and payable other than Obligations owed to Defaulting Lenders,
(N) fourteenth, ratably to pay any Obligations that are due and payable owed to Defaulting Lenders; and
(O) fifteenth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(v) For purposes of Section 2.4(b), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
(c) Reduction of Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Borrower may reduce the Revolver Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Advances not yet made as to which a request has been given by Borrower under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrower pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than 5 Business Days prior written notice to Agent and shall be irrevocable. Once reduced, the Revolver Commitments may not be increased except in accordance with Section 2.14. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof.
(d) Optional Prepayments. Borrower may prepay the principal of any Advance at any time in whole or in part, without premium or penalty.
(e) Mandatory Prepayments.
(i) Borrowing Base. If, at any time, the Revolver Usage on such date exceeds (A) the Borrowing Base (such excess being referred to as the “Borrowing Base Excess”) or (B) the Maximum Revolver Amount (such excess being referred to as the “Commitment Excess”), then Borrower shall, subject to Section 2.5, promptly, but in any event, within 3 Business Days prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the greater of the Borrowing Base Excess and the Commitment Excess.
(ii) Dispositions.
(A) ABL Priority Collateral. Within 3 Business Days after the date of receipt by any Loan Party of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by a Loan Party of any ABL Priority Collateral (including casualty losses or condemnations) in excess of $500,000 individually, or $1,000,000 in the aggregate in any fiscal year, other than sales or dispositions permitted under clauses (b), (c), (f), (j), (l), (m) or (q) of the definition of Permitted Dispositions, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sale or disposition, provided that during any Trigger Period, concurrently with the receipt of any Net Cash Proceeds in connection with this clause (A), 100% of such proceeds shall be immediately deposited into Agent’s Account and used to prepay Advances and/or provide for Letter of Credit Collateralization in accordance with Section 2.4(f).

(B) Secured Notes Priority Collateral. Within 10 Business Days after the date of receipt by any Loan Party or, if the Secured Notes or any Permitted Additional Pari Passu Obligations (or any Refinancing Indebtedness in respect of the foregoing) are outstanding, 10 Business Days after the expiration of all prepayment and reinvestment periods under the Secured Notes Documents or documents governing any Permitted Additional Pari Passu Obligations (or any Refinancing Indebtedness in respect of the foregoing) with respect to the receipt by any Loan Party, in each case, of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by any Loan Party of any Collateral (other than ABL Priority Collateral) (including casualty losses or condemnations), except sales or dispositions permitted under Sections 6.3 or 6.11, or under clauses (b), (c), (f), (j), (l), (m) or (q) of the definition of Permitted Dispositions and unless the Secured Notes or any Permitted Additional Pari Passu Obligations (or any Refinancing Indebtedness in respect of the foregoing) are outstanding and such Net Cash Proceeds are prepaid or reinvested in accordance with the terms of the Secured Notes Documents or such Permitted Additional Pari Passu Obligations or Refinancing Indebtedness, and to the extent the aggregate amount of Net Cash Proceeds received or unapplied by the Loan Parties exceeds $2,500,000 in any fiscal year, then Borrower shall (I) prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions or (II) if the Secured Notes or any Permitted Additional Pari Passu Obligations (or any Refinancing Indebtedness in respect of the foregoing) are not outstanding, so long as no Event of Default under Section 8.1 has occurred and is continuing on the date such Net Cash Proceeds are received, deliver to Agent, written notice that Parent or another Loan Party intends to reinvest (or actually has reinvested) such Net Cash Proceeds in assets useful in its business. If the Secured Notes or any Permitted Additional Pari Passu Obligations (or any Refinancing Indebtedness in respect of the foregoing) are not outstanding, to the extent that such Net Cash Proceeds have not theretofore been applied to prepay the Obligations or reinvested within 12 months after the date of receipt thereof, or to the extent that Parent or another Loan Party has entered into a binding commitment to reinvest such Net Cash Proceeds, the date that is the later of (x) 12 months after the receipt thereof and (y) 90 days after the date of entry into such binding commitment, Borrower shall make an additional prepayment of the outstanding principal amount of the Obligations in an amount equal to such unapplied Net Cash Proceeds.
Nothing contained in this Section 2.4(e)(ii) shall permit Parent or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(f) Application of Payments. Each prepayment pursuant to Section 2.4(e)(i) or 2.4(e)(ii) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances (without a corresponding permanent reduction in the Maximum Revolver Amount) until paid in full (applied first ratably to Protective Advances, second ratably to Swing Loans and third ratably to Revolver Loans), and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage (without a corresponding permanent reduction in the Maximum Revolver Amount), and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).
2.5 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to the Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1, Section 2.4(e)(i) or Section 2.11, as applicable (an “Overadvance”), Borrower shall, subject to Section 2.3(d)(ii), promptly, but in any event, within 3 Business Days of the initial occurrence of an Overadvance pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b); provided, however, that in the case of an Overadvance that is caused solely as a result of (a) the charging by Agent of Lender Group Expenses to the Loan Account or (b) the implementation or increase of reserves by Agent subsequent to the Closing Date, Borrower shall have 3 Business Days from the date of the initial occurrence of such Overadvance to pay to Agent, in cash, the amount of such excess (which period of 3 Business Days shall in no event be duplicative of the 3 Business Days period referenced in Section 8.1(a)). Borrower promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.
2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
(a) Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:
(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans, and
(ii) otherwise, at a per annum rate equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

(b) Letter of Credit Fee. Borrower shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(f)) which shall accrue at a per annum rate equal to the Applicable Margin for LIBOR Rate Loans times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.
(c) Default Rate. (i) Immediately upon the occurrence and during the continuation of an Event of Default under Sections 8.1, 8.4 or 8.5, or (ii) at the election of the Required Lenders, upon the occurrence and during the continuation of any other Event of Default,
(A) all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2% above the per annum rate otherwise applicable thereunder, and
(B) the Letter of Credit fee provided for in Section 2.6(b) shall be increased to 2% above the per annum rate otherwise applicable hereunder.
(d) Payment. Except to the extent provided to the contrary in Section 2.10 or Section 2.12(a), all interest, all Letter of Credit fees, and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Revolver Commitments are outstanding. All costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on demand of Agent. Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge all interest, Letter of Credit fees, and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs and expenses payable hereunder or under any of the other Loan Documents (in each case, as and when accrued or incurred), and all Lender Group Expenses (as and when accrued or incurred), all charges, commissions, fees, and costs provided for in Section 2.11(f) (as and when accrued or incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payment obligations as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) to the Loan Account, which amounts thereafter shall constitute Advances hereunder and, initially, shall accrue interest at the rate then applicable to Advances that are Base Rate Loans. Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the Loan Account shall thereupon constitute Advances hereunder and shall initially accrue interest at the rate then applicable to Advances that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).
(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue; provided that Base Rate Loans bearing interest based on the “prime rate” shall be calculated on the basis of a 365 day year (or a 366 day year, in the case of a leap year). In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
2.7 Crediting Payments. The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 3:00 p.m. (New York time). If any payment item is received into Agent’s Account on a non-Business Day or after 3:00 p.m. (New York time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
2.8 Designated Account. Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance or Swing Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.
2.9 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances (including Revolver Loans, Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued or arranged by Issuing Lender for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account. Agent shall render monthly statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.10 Fees. Borrower shall pay to Agent,
(a) for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter;
(b) for the ratable account of the Lenders, on the first day of each month from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, (i) if the average Daily Balance of the Revolver Usage during the immediately preceding three-month period (or portion thereof) exceeds 50% of the Maximum Revolver Amount, an unused line fee in an amount equal to 0.375% per annum or (ii) if the average Daily Balance of the Revolver Usage during the immediately preceding three-month period (or portion thereof) is less than or equal to 50% of the Maximum Revolver Amount, an unused line fee in an amount equal to 0.50% per annum, in either case times the result of (A) the aggregate amount of the Maximum Revolver Amount, less (B) the average Daily Balance of the Revolver Usage during the immediately preceding three-month period (or portion thereof); and
(c) audit, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per auditor, plus out-of-pocket expenses for each financial audit of Borrower performed by personnel employed by Agent, (ii) a fee of $1,000 per day, per applicable individual, plus out of pocket expenses in connection with any modifications to the electronic collateral reporting system established for Parent and the other Loan Parties, and (iii) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform field audits of Parent or the other Loan Parties or to appraise the Collateral, or any portion thereof; provided, however, that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Agent for more than 2 audits and 1 appraisal for Collateral during any calendar year; provided, further that (A) the total number of audits shall be increased by 1 in any 12 month period during a Trigger Period and (B) upon the occurrence and during the continuation of an Event of Default, there shall be no limit on the number of audits or appraisals which may be conducted by Agent (or its designee) upon reasonable prior notice, each at the expense of Borrower.
2.11 Letters of Credit.
(a) Subject to the terms and conditions of this Agreement, upon the request of Borrower made in accordance herewith, the Issuing Lender agrees to issue, or to cause an Underlying Issuer (including, as Issuing Lender’s agent) to issue, a requested Letter of Credit. If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer. By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that Issuing Lender issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by Borrower that Borrower is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit). Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender via hand delivery, facsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the proposed expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) such other information (including, the conditions of drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of Parent or its Subsidiaries (1) in respect of (A) a lease of real property, or (B) an employment contract, or (2) at any time that one or more of the Lenders is a Defaulting Lender. The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:
(i) the Letter of Credit Usage would exceed (A) the lesser of (x) the Borrowing Base and (y) the Maximum Revolver Amount less (B) the outstanding amount of Advances (inclusive of Revolver Loans and Swing Loans), or
(ii) the Letter of Credit Usage would exceed $30,000,000.
Borrower and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Lender or an Underlying Issuer at the request of Borrower on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, Borrower shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be an Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3), Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be automatically converted into an obligation to pay the resulting Advance. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.11(a) on the same terms and conditions as if Borrower had requested the amount thereof as an Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment, renewal, or extension of a Letter of Credit or a Reimbursement Undertaking) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrower on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded (or that Agent or Issuing Lender elects, based upon the advice of counsel, to refund) to Borrower for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(c) Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any damage, loss, cost, expense, or liability, and reasonable attorneys fees incurred by Issuing Lender, any other member of the Lender Group, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer. Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Letter of Credit or by Issuing Lender’s interpretations of any Reimbursement Undertaking even though this interpretation may be different from Borrower’s own, and Borrower understands and agrees that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability (other than taxes but including any taxes that represent losses, claims, damages etc. arising from any non-tax claim) incurred by them as a result of the Issuing Lender’s indemnification of an Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any such loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Borrower hereby acknowledges and agrees that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.
(d) The obligation of Borrower to reimburse the Issuing Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or another Loan Document,
(ii) the existence of any claim, counterclaim, setoff, defense or other right that Parent or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee maybe acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction,
(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit,
(iv) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not substantially or strictly comply with the terms of such Letter of Credit (including, without limitation, any requirement that presentation be made at a particular place or by a particular time of day), or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit,

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or discharge of, Borrower or any of its Subsidiaries, or
(vi) the fact that any Event of Default shall have occurred and be continuing.
(e) Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.
(f) Borrower acknowledges and agrees that any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable promptly, but in any event, within 1 Business Day by Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, the usage charge imposed by the Underlying Issuer is 0.125% per annum times the stated amount of each Underlying Letter of Credit and shall be payable in advance upon the issuance of each Letter of Credit, that such usage charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.
(g) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):
(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby,
(ii) any Issuing Lender or other member of the Lender Group or Underlying Issuer shall become subject to any taxes (other than Taxes, including Taxes resulting from a Lender’s failure to provide the forms described in Section 16(c)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or
(iii) there shall be imposed on the Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer of issuing, making, participating in, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, however, that Borrower shall not be required to provide any compensation pursuant to this Section 2.11(g) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrower; provided further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(g), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
2.12 LIBOR Option.
(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Revolver Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, however, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period; (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, unless consented to in writing by the Required Lenders, Borrower no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate.
(b) LIBOR Election.
(i) Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing (unless the Required Lenders otherwise agree), elect to exercise the LIBOR Option by notifying Agent prior to 2:00 p.m. (New York time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Revolver Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (New York time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrower setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrower shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrower, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrower shall be obligated to pay any resulting Funding Losses.
(iii) Borrower shall have not more than 7 LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.
(c) Conversion. Borrower may prepay or convert LIBOR Rate Loans to Base Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Parent’s and its Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d) Special Provisions Applicable to LIBOR Rate.
(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws and without duplication of amounts payable under Section 16) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.
2.13 Capital Requirements.
(a) If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Revolver Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b) If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.11(g) or Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i), Section 2.11(g) or Section 2.13(a), as applicable, or to enable Borrower to Obtain LIBOR Rate Loans, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i), Section 2.11(g) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i), Section 2.11(g) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Revolver Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Revolver Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

2.14 Increase Option.
(a) Request for Increase. Provided there exists no Default or Event of Default, upon notice to Agent (which shall promptly notify Lenders), Borrower may from time to time, request an increase in the Maximum Revolver Amount by an amount (for all such requests) not exceeding $25,000,000; provided that any such request for an increase shall be in a minimum amount of $5,000,000. At the time of sending such notice, Borrower (in consultation with Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to Lenders).
(b) Lender Elections to Increase. Each Lender shall notify Agent within such time period whether or not it agrees to increase its Revolver Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolver Commitment.
(c) Notification by Agent; Additional Lenders. Agent shall notify Borrower and each Lender of Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of Agent, the Issuing Lender and the Swing Lender (which approvals shall not be unreasonably withheld, conditioned or delayed), Borrower may also invite additional Eligible Transferees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to Agent.
(d) Closing Date and Allocations. If the Maximum Revolver Amount is increased in accordance with this Section, Agent and Borrower shall determine the effective date (the “Increase Closing Date”) and the final allocation of such increase. Agent shall promptly notify Borrower and Lenders of the final allocation of such increase and the Increase Closing Date.
(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) Borrower shall deliver to Agent a certificate dated as of the Increase Closing Date signed by a Responsible Officer of Borrower (A) certifying and attaching the resolutions adopted by Borrower approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, (I) the representations and warranties of the Loan Parties contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on the Increase Closing Date (except to the extent that such representations and warranties relate solely to an earlier date), and (II) no Default or Event of Default shall have occurred and be continuing on the Increase Closing Date, nor shall either result from the making thereof and (ii) the Guarantors shall deliver to Agent a reaffirmation of their obligations under the Guaranty in form and substance satisfactory to Agent. The outstanding Revolver Loans and other Advances and Pro Rata Shares of Swing Loans and Letters of Credit will be reallocated by Agent on the applicable Increase Closing Date among Lenders (including the new Lenders providing a portion of such increase) in accordance with their revised Pro Rata Shares and Lenders (including such new Lenders) agree (1) to make all payments and adjustments necessary to effect such reallocation and Borrower shall pay any and all costs required pursuant to Section 2.12 in connection with such reallocation as if such reallocation were a repayment and (2) without any further action or consent on the part of any Lender, Agent and Borrower may amend this Agreement and any other Loan Documents to effect any changes to the Loan Documents as may be necessary to reflect such increase and the reallocation of the Pro Rata Shares of the Lenders, that do not otherwise adversely affect the rights of any Lenders.

3. CONDITIONS; TERM OF AGREEMENT.
3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial Extension of Credit provided for hereunder is subject to the satisfaction (or waiver by Agent and the Require Lenders) of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit being conclusively deemed to be the satisfaction or waiver of the conditions precedent ).
3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Extension of Credit at any time shall be subject to the satisfaction (or waiver by the Required Lenders) of the following conditions precedent (and each request for an Advance or other Extension of Credit, and the acceptance by Borrower of the proceeds of any such Advance or making of any other Extension of Credit, shall constitute a representation and warranty by Borrower that on the date of such Advance or other Extension of Credit before and after giving effect thereto and to the application of the proceeds therefrom, such statements below are true and correct):
(a) the representations and warranties of the Loan Parties contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Extension of Credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);
(b) no Default or Event of Default shall have occurred and be continuing on the date of such Extension of Credit, nor shall either result from the making thereof; and
(c) Revolver Usage (after giving effect to such requested Extension of Credit) shall not exceed the lesser of (i) the Maximum Revolver Amount and (ii) the Borrowing Base.
3.3 Maturity. This Agreement shall continue in full force and effect for a term ending on October 5, 2016 (the “Maturity Date”); provided that if the Secured Notes (First Lien) and the Secured Notes (Second Lien) shall have not been repaid, refinanced, or defeased in full or, in the reasonable determination of Agent, adequately reserved for or cash collateralized on or prior to the 90th day immediately preceding the maturity date of the Secured Notes (First Lien), the Secured Notes (Second Lien) and any Additional Notes (and any Refinancing Indebtedness in respect of the foregoing) permitted hereunder, then the Maturity Date will occur on such 90th day; provided further that, with respect to any refinancing, such refinanced notes shall have a maturity date that is at least 90 days later than the Maturity Date. The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4 Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and the Obligations (other than Contingent Obligations) immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations (other than Contingent Obligations) in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Revolver Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Revolver Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and any and all notices of security interests and Liens previously filed in favor of Agent.
3.5 Early Termination by Borrower. Borrower has the option, at any time upon 5 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Revolver Commitments hereunder by repaying to Agent the Obligations in full.
3.6 Conditions Subsequent, Etc. The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise make Extensions of Credit hereunder) is subject to the satisfaction or waiver, on or before the date applicable thereto (or such later date as the Agent may agree in its sole discretion), of the conditions subsequent and the other requirements set forth on Schedule 3.6.
4. REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, Parent and Borrower hereby represent and warrant to the Lender Group that:
4.1 Due Organization and Qualification; Subsidiaries.
(a) Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change (iii) has all requisite power and authority to own and operate its properties, to carry on its business as conducted where the failure to comply with this clause (iii) could reasonably be expected to result in a Material Adverse Change and (iv) has all requisite power and authority to, to enter into and perform under the Loan Documents to which it is a party and to carry out the Transactions.
(b) Set forth on Schedule 4.1 is a complete and accurate description of the authorized capital Stock of Parent, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.

(c) Set forth on Schedule 4.1, is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries as of the Closing Date, showing, as of the Closing Date: (i) the number and percentage of each class of Stock owned directly or indirectly by Parent and its Subsidiaries in each of such Subsidiaries, and (ii) the number of shares of each class of common and preferred Stock (if any) authorized for each Loan Party and its Subsidiaries. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.
(d) Except as set forth on Schedule 4.1, there are no subscriptions, options, warrants, or calls relating to any shares of Parent’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither Parent nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Parent’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.
4.2 Due Authorization; No Conflict.
(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or other organizational action on the part of such Loan Party.
(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to such Loan Party or its Subsidiaries, the Governing Documents of such Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party or its Subsidiaries, other than violations which, individually or in the aggregate could not reasonably be expected to result in a Material Adverse Change, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract (except those as to which waivers or consents have been obtained) except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to result in a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s equity holders or any approval or consent of any Person under any Material Contract, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to result in a Material Adverse Change.
4.3 Governmental Consents. (i) The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party, (ii) the acceptance of Extensions of Credit by the Borrower, (iii) the making of the Guaranty and (iv) the consummation of the other Transactions, in each case, do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date or, if later, as specified in Schedule 3.6 or as required pursuant to Section 5.11 or 5.12 or the Security Agreement.

4.4 Binding Obligations; Perfected Liens.
(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles (whether enforcement is sought by proceedings in equity or at law) or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(b) Agent’s Liens are and will be (other than with respect to Excluded Assets):
(i) validly created;
(ii) perfected (to the extent required under the Loan Documents) (A) with respect to ABL Priority Collateral, upon the (I) execution and delivery of Control Agreements with respect to Deposit Accounts and Securities Accounts (other than Excluded Accounts) as contemplated by the Loan Documents and (II) the filing of financing statements and (B) with respect to the Secured Notes Priority Collateral, upon the (I) execution and delivery of Control Agreements with respect to Deposit Accounts and Securities Accounts (other than Excluded Accounts) as contemplated by the Loan Documents, (II) the filing of financing statements, the filing of intellectual property security agreements with the United States Patent and Trademark Office and/or the United States Copyright Office, the recordation of Mortgages and the filing and recording of Vessel Fleet Mortgages, in each case, in the appropriate filing offices and the payment of the associated filing or recordation fees (provided that it is acknowledged that the Liens shall not be perfected with respect to any non-U.S. copyrights, patents or trademarks), and (III) the taking of possession or control by the Agent or the collateral agent under Secured Notes Documents of the Collateral with respect to which a security interest may be perfected only by possession or control in each case under this clause (ii), to the extent such Liens can be perfected by such actions, and
(iii) to the extent perfected as set forth in clause (ii) above, first priority in and upon the ABL Priority Collateral and, in the case of Secured Notes Priority Collateral, the priority set forth in the Intercreditor Agreement (subject, in each case, only to Permitted Liens and the relative priorities thereof).
4.5 Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, marketable and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to or a license or other right to use (in the case of all other personal property), all of its respective assets (except for minor defects in title to property that do not materially interfere with its ability to conduct its business as currently conducted or to use such properties for their intended purposes), which, together with assets leased or licensed by the Loan Parties and their Subsidiaries, represents all assets in the aggregate material to the conduct of the business of the Loan Parties and their Subsidiaries. After giving effect to the Transactions, none of such assets are subject to any Lien except for Permitted Liens.

4.6 Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.
(a) The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
(b) The chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
(c) Each Loan Party’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
(d) As of the Closing Date, no Loan Party holds any commercial tort claims for which the expected amount recoverable exceeds $1,000,000, except as set forth on Schedule 4.6(d).
4.7 Litigation. Except as specifically set forth on Schedule 4.7, there are no actions, suits, or proceedings pending or, to the knowledge of any Loan Party, threatened in writing against a Loan Party, any of its Subsidiaries or any assets thereof that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.
4.8 Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.
4.9 No Material Adverse Change. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Parent or Borrower to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 26, 2010, no event, circumstance, or change has occurred that has resulted or could reasonably be expected to result in a Material Adverse Change.

4.10 Fraudulent Transfer.
(a) After giving effect to the Transactions, Borrower and its Subsidiaries, taken as a whole, are Solvent.
(b) In executing the Loan Documents and consummating the Transactions, no Loan Party intends to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.11 Employee Benefits.
(a) Each Loan Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the IRC and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the IRC has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Change. No liability has been incurred by any Loan Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to result in a Material Adverse Change.
(b) As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the IRC, nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has any Loan Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing with respect to a Pension Plan as required by Sections 412 or 430 of the IRC, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Sections 412 or 430 of the IRC or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan except, in each case, as could not reasonably be expected to result in a Material Adverse Change.
(c) Except where the failure of any of the following representations to be correct could not reasonably be expected to result in a Material Adverse Change, no Loan Party nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the IRC, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the IRC.
(d) No Termination Event has occurred or is reasonably expected to occur which reasonably could be expected to result in a Material Adverse Change.
(e) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to result in a Material Adverse Change, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best of the knowledge of Parent and Borrower after due inquiry, threatened concerning or involving any Employee Benefit Plan.

4.12 Environmental Condition. Except as set forth on Schedule 4.12, (a) no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation of any applicable Environmental Law that could reasonably be expected to result in a Material Adverse Change, (b) no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site for which such designation or identification could reasonably be expected to result in a Material Adverse Change, (c) no Loan Party nor any of its Subsidiaries has received notice that an Environmental Lien has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.
4.13 Intellectual Property. Each Loan Party and its Subsidiaries own, or hold licenses or other valid rights to use, all trademarks, trade names, copyrights, patents, and licenses that are material to the conduct of its business as currently conducted, and attached hereto as Schedule 4.13 is a true, correct, and complete listing, as of the Closing Date, of all material registered or applied for trademarks, copyrights and patents as to which Parent or one of its Subsidiaries is the owner or is an exclusive licensee.
4.14 Leases. (a) Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all of its leases to which they are parties or under which they are operating, (b) all of such leases are valid, subsisting and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditor’s rights generally and by general equitable principles and (c) no material default by the applicable Loan Party or its Subsidiaries exists under any such leases, except, in each case of the foregoing clauses (a), (b), and (c), as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change.
4.15 Deposit Accounts and Securities Accounts. Set forth on Schedule 4.15 (as updated pursuant to the provisions of the Security Agreement from time to time) is a listing of all of the Loan Parties’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person, and (c) identification of any Excluded Accounts and any Controlled Account.
4.16 Complete Disclosure. All factual information taken as a whole (other than forward-looking information, projections, information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information, projections, information of a general economic nature and general information about Borrower’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on August 3, 2011 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrower’s good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent (provided, it is understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).
4.17 Material Contracts. Set forth on Schedule 4.17 in reasonable detail is a list of the Material Contracts as of the Closing Date. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and (b) is not in default due to the action or inaction of the applicable Loan Party.
4.18 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.19 Indebtedness. Set forth on Schedule 4.19 is (a) a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries with a principal balance of more than $1,000,000 outstanding as of the dates specified therein or if not so specified, the Closing Date, that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date, and (b) certain other Indebtedness of each Loan Party and each of its Subsidiaries with a principal balance of $1,000,000 or less outstanding on the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date, and in the case of clause (b), such Schedule accurately sets forth the approximate aggregate principal amount of such Indebtedness as of the dates specified therein or if not so specified, the Closing Date.

4.20 Payment of Taxes. Except as otherwise permitted under Section 5.5, all material tax and information returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all material taxes due and payable and all material assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid before becoming delinquent and having penalties attach thereto. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all material taxes not yet due and payable. Borrower knows of no material proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.21 Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Advances or other Extensions of Credit made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.
4.22 Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.23 OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
4.24 Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of Parent and Borrower, threatened against Parent or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Parent or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, or (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Parent or its Subsidiaries that could reasonably be expected to result in a material liability.

4.25 Eligible Accounts. As to each Account that is identified by Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of Borrower’s business, (b) owed to a Loan Party, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts.
4.26 Owned and Leased Locations. Schedule 4.26 sets forth, as of the Closing Date, a complete and accurate list of all real property owned or leased by each Loan Party and identifies (a) whether such property is owned or leased, (b) those properties where the books and records of any Loan Party pertaining to ABL Priority Collateral are located and (c), if such locations identified under clause (b) are leased, the lessor with respect to such property and the monthly lease payments.
4.27 Reserved.
4.28 Vessels. Schedule 4.28 sets forth, as of the Closing Date, for each Vessel, (a) its name, (b) its owner, (c) the arrangements (including intercompany arrangements) pursuant to which the Vessel is chartered or operated by any Loan Party or Subsidiary as of the Closing Date, (d) its class description, (e) the name of its classification society, (f) its shipyard and year in which the Vessel was constructed and (g) any and all applicable Chartered Vessel Documents. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change, the Loan Parties and their Subsidiaries own or are licensed or otherwise have the right to use all Vessels. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change, each Vessel (i) is adequate and suitable for use by such Loan Party or Subsidiary in its business as presently conducted by it, ordinary wear and tear and depreciation excepted; (ii) is seaworthy for hull and machinery insurance warranty purposes; (iii) is insured in accordance with the Vessel Fleet Mortgage and each of the arrangements pursuant to which the Vessel is chartered or operated by the Loan Parties as set forth in Schedule 4.28; (iv) is in compliance with any applicable Chartered Vessel Documents covering such Vessel; (v) is in compliance with all Federal, state, local or foreign statutes, laws, regulations, ordinances, rules, judgments, orders, code and decrees, or rule of common law (including Environmental Laws) as are applicable to Vessels documented under U.S. flag and is operated by a Loan Party or any Subsidiary in accordance with past practice; (vi) is properly documented under the U.S. flag and owned by a Person eligible to document the Vessel pursuant to 46 U.S.C. § 12103, and if holding a coastwise trade endorsement, is owned by a Person deemed to be (or in the case of a Chartered Vessel, a Person who has represented to Parent, Borrower, and the U.S. Coast Guard, that it is) a “citizen of the United States” within the meaning of 46 U.S.C. § 50501(a) and (d); and (vii) except as set forth on Schedule 4.28, is in compliance with the requirements of its present class and classification society. As of the Closing Date, all of the Vessels are in class.
4.29 Jones Act Trade. Each of the Loan Parties and their Subsidiaries, in each case, to the extent it owns or operates Vessels in the coastwise trade of the United States, is a “citizen of the United States” within the meaning of 46 U.S.C. § 50501(a) and (d). Each of the Mortgaged Vessels is duly documented in the name of the respective Loan Party or Subsidiary and duly qualified for the coastwise trade of the United States. Each of the Vessels covered by a Chartered Vessel Document is duly documented (or upon delivery by the shipyard building the same will be duly documented) in the name of the owner thereof and the relevant Chartered Vessel Documents are or shall be in full force and effect.

5. AFFIRMATIVE COVENANTS.
Each of Parent and Borrower covenants and agrees that, until termination of all of the Revolver Commitments and payment in full of the Obligations (other than Contingent Obligations), the Loan Parties shall and shall cause each of their Subsidiaries to comply with each of the following:
5.1 Financial Statements, Reports, Certificates. Deliver to Agent, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein. In addition, each of Parent and Borrower agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent other than any Subsidiary acquired after the Closing Date, in which case Parent shall cause such Subsidiary to have the same fiscal year as Parent as soon as reasonably practicable after the date of acquisition thereof. In addition, Parent agrees to maintain a system of accounting that enables Parent to produce financial statements in accordance with GAAP. Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales, and (b) maintain its billing systems/practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to Agent.
5.2 Collateral Reporting. Provide Agent with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, Borrower agrees to use commercially reasonable efforts in cooperation with Agent to maintain a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.
5.3 Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, with respect to each Loan Party at all times maintain and preserve in full force and effect its existence (including being in good standing in its jurisdiction of organization) and all rights and franchises, licenses and permits granted by Governmental Authorities that are necessary in the normal conduct of its business; provided, however, that no Loan Party shall be required to preserve any such right or franchise, licenses or permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, or that the loss thereof could not reasonably be expected to result in a Material Adverse Change.
5.4 Maintenance of Properties. Maintain and preserve all of its material tangible assets that are necessary and useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty and condemnation excepted and Permitted Dispositions excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

5.5 Taxes. Cause all material assessments and taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax. Parent will and will cause each of its Subsidiaries to make timely payment or deposit of all material tax payments and withholding taxes required of it and them by applicable laws.
5.6 Insurance. At Borrower’s expense, maintain insurance respecting each of the Loan Parties’ and their Subsidiaries’ assets, covering loss or damage by fire, theft, explosion, and such other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses; provided that in the case of Vessels, the Vessels shall be insured in accordance with the Vessel Fleet Mortgage and each of the arrangements pursuant to which the Vessel is chartered or operated by the Loan Parties as set forth in Schedule 4.28. Borrower also shall maintain (with respect to each of the Loan Parties and their Subsidiaries) business interruption, general liability, and flood insurance with respect to any Real Property Collateral in a flood plain. All such policies of insurance shall be with financially sound and reputable insurance companies having a “Best” rating of B+ or better and in such amounts and scope as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event reasonably satisfactory to Agent, it being understood that the amounts and scope set forth in the certificates provided on the Closing Date are satisfactory. Subject to the terms of the Intercreditor Agreement, all property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If Borrower fails to maintain such insurance, Agent may, after providing written notice to the Borrower, arrange for such insurance, but at Borrower’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give Agent prompt notice of any loss exceeding $2,500,000 covered by its casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreement, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7 Inspection. Keep proper books of record and accounts in which full, true and correct entries which permit the preparation of financial statements in accordance with GAAP and which conform to all Requirements of Law, shall be made of all material dealings and transactions in relation to its business and activities. During regular business hours and, so long as no Event of Default exists, upon reasonable notice to Borrower, Borrower shall permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at mutually convenient times and reasonable intervals; provided that the Borrower (or any other Loan Party) shall not be obligated to reimburse for more than 2 audits and 1 appraisal during any calendar year; provided, further, that (i) the total number of reimbursable audits shall be increased by 1 in any 12 month period during a Trigger Event and (ii) upon the occurrence and during the continuance of an Event of Default, there shall be no limit on the number of audits which may be conducted by the Agent, each at the expense of the Borrower. Notwithstanding anything in this Section 5.7 to the contrary, none of the Loan Parties or any of their officers or employees will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) in respect of which disclosure to the Agent ( or its representatives or agents) is prohibited by applicable law or binding agreement or (ii) that is subject to attorney-client privilege or constitutes attorney work product.
5.8 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, except to the extent non-compliance with such applicable laws, rules, regulations, and orders, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.
5.9 Environmental.
(a) Keep any property either owned or operated by Parent or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
(b) Comply with Environmental Laws except where the failure to do so could not reasonably be expected to result in a Material Adverse Change,
(c) Promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by a Loan Party and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law except where the failure to do so could not reasonably be expected to result in a Material Adverse Change, and
(d) Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party and (ii) commencement of any Environmental Action.

5.10 Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report (other than projections, forward looking statements and information of a general economic nature and general information about Borrower’s industry) furnished to Agent or the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein (taken as a whole) not misleading in light of the circumstances in which made (it being understood that with respect to projections and other forward-looking statements, the same are subject to the proviso in the last sentence of Section 4.16). The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
5.11 Formation of Subsidiaries, Etc. At the time that (x) any Person becomes (whether by acquisition, formation or otherwise) a direct or indirect Subsidiary (other than any Foreign Subsidiary, any direct or indirect Subsidiary of a Foreign Subsidiary or an Immaterial Subsidiary) of a Loan Party, (y) any Immaterial Subsidiary ceases to be an Immaterial Subsidiary (but is otherwise still a direct or indirect Domestic Subsidiary of a Loan Party and not a direct or indirect Subsidiary of a Foreign Subsidiary) or (z) any Subsidiary of a Loan Party that is not a Guarantor guarantees the Secured Notes, any Additional Notes, any Permitted Additional Pari Passu Obligations, and the Vessel Financing Debt (and any Refinancing Indebtedness in respect of the foregoing), such Loan Party shall:
(a) within 30 days thereof (or such later date as permitted by Agent in its sole discretion), (i) notify Agent thereof (and, notwithstanding the parenthetical in clause (x) above, the existence of any Person that becomes a Foreign Subsidiary or an Immaterial Subsidiary) and (ii) cause any Subsidiary described in clauses (x), (y) or (z) above to provide to Agent a joinder (or such other supplements) to the Guaranty and the Security Agreement, together with such other security documents (including (A) upon request of Agent, Mortgages with respect to any Real Property owned in full by such Subsidiary having a fair market value in excess of $1,000,000, (B) Vessel Fleet Mortgages with respect to any Vessel owned by such Subsidiary except to the extent a mortgage in favor of Agent is prohibited as a result of a permitted mortgage in favor of the Maritime Administration in connection with a U.S. Government-guaranteed financing transaction under 46 U.S.C. Chapter 537, and (C) certificates of title with respect to Chassis) as well as appropriate financing statements, all in form and substance reasonably satisfactory to Agent and otherwise consistent with other then existing Loan Documents (including being sufficient to grant Agent a first priority Lien in and upon the ABL Priority Collateral and, in the case of Secured Notes Priority Collateral, Liens with the priority set forth in the Intercreditor Agreement (subject, in each case, only to Permitted Liens and the relative priorities thereof));
(b) within 30 days thereof (or such later date as permitted by Agent in its sole discretion), provide to Agent a pledge agreement (or an addendum to the Security Agreement) and deliver appropriate Stock certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such Subsidiary reasonably satisfactory to Agent; provided that no more than 65% of the total outstanding voting Stock (and 100% of the total outstanding non-voting Stock) of any first-tier Foreign Subsidiary of any Loan Party (and none of the Stock of any Subsidiary of a Foreign Subsidiary) shall be required to be pledged under the Loan Documents;

(c) within 30 days thereof (or such later date as permitted by Agent in its sole discretion), provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to such Real Property owned in fee and subject to a mortgage, such Vessels subject to Vessel Fleet Mortgages and such Chassis for which certificates of title have been so delivered). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document;
(d) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, so long as the Secured Notes or any Permitted Additional Pari Passu Obligations (or Refinancing Indebtedness in respect of the foregoing) are outstanding, the actions and deliverables required by this Section 5.11 with respect to Agent’s security interest in any Secured Notes Priority Collateral (including (i) the Stock in or of such Subsidiary, (ii) Mortgages with respect to any Real Property owned in fee of a Loan Party, which shall only be delivered to Agent upon its request therefor, (iii) Vessel Fleet Mortgages with respect to any Vessel owned by such Subsidiary and (iv) Chassis subject to certificates of title statues owned by such Subsidiary) shall be subject to the terms of the Intercreditor Agreement and required only to the extent required under the Secured Notes Documents, including the documentation required to evidence the Agent’s security interest and the timing of delivery with respect thereto.
5.12 Further Assurances. At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, vessel mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens (to the extent required under the Loan Documents) in substantially all assets of the Loan Parties (other than Immaterial Subsidiaries) (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal, but excluding Excluded Assets), to create and perfect Liens in favor of Agent in any Real Property acquired by the Loan Parties after the Closing Date with a fair market value in excess of $1,000,000 and any Vessels acquired by the Loan Parties after the Closing Date (except to the extent a mortgage in favor of Agent is prohibited as a result of a permitted mortgage in favor of the Maritime Administration in connection with a U.S. Government-guaranteed financing transaction under 46 U.S.C. Chapter 537), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that (a) the foregoing shall not apply to any Foreign Subsidiary of Parent or any Immaterial Subsidiary and (b) Mortgages with respect to Real Property shall only be delivered upon request of Agent. To the maximum extent permitted by applicable law, if Parent refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, Parent hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s or its Subsidiary’s name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured, to the extent required under the Loan Documents, by first priority Lien in and upon the ABL Priority Collateral and, in the case of Secured Notes Priority Collateral, the Lien priority set forth in the Intercreditor Agreement (subject, in each case, only to Permitted Liens and the relative priorities thereof).

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, so long as the Secured Notes or any Permitted Additional Pari Passu Obligations (or Refinancing Indebtedness in respect of the foregoing) are outstanding, the further assurances required to be taken in this Section 5.12 with respect to Agent’s security interest in any Secured Notes Priority Collateral (including (A) the Stock in or of a Subsidiary of a Loan Party, (B) Mortgages with respect to any Real Property owned in fee of a Loan Party, which shall only be delivered to Agent upon its request therefor, (C) Vessel Fleet Mortgages with respect to any Vessel owned by a Loan Party and (D) Chassis subject to certificates of title statues owned by a Loan Party) shall be subject to the terms of the Intercreditor Agreement and required only to the extent required under the Secured Notes Documents, including the documentation required to evidence the Agent’s security interest and the timing of delivery with respect thereto.
5.13 Lender Meetings. Within 120 days after the close of each fiscal year of Parent, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a time mutually agreeable and by meeting or phone, as mutually agreed, by Agent and Parent) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Parent and its Subsidiaries and the projections presented for the current fiscal year of Parent.
5.14 Material Contracts. Concurrently with the filing of Parent’s quarterly financial statements with the SEC, deliver a list of any Material Contracts entered into by a Loan Party since the making of the previous quarterly filings. Promptly notify Agent (a) if any Material Contract is terminated other than in accordance with its terms or (b) of a material default thereunder, except, in each case of the foregoing clauses (a) and (b), as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change. Upon request from Agent, provide Agent with copies of each Material Contract entered into, except to the extent not permitted to be disclosed pursuant to confidentiality obligations.
5.15 Location of Books and Records. Keep each Loan Parties’ books and records pertaining to the ABL Priority Collateral only at the locations identified on Schedule 4.26 and their chief executive offices only at the locations identified on Schedule 4.6(b); provided, however, that Borrower may amend Schedule 4.26 or Schedule 4.6(b) so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such books and records are moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower shall use commercially reasonable efforts to provide Agent a Collateral Access Agreement with respect to locations where such books and records are located.
5.16 Compliance with ERISA. In addition to and without limiting the generality of Section 5.8, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, (i) comply with applicable provisions of ERISA, the IRC and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans (other than Multiemployer Plans), (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any non-exempt prohibited transaction with respect to any Employee Benefit Plan that could result in any civil penalty under ERISA or tax under the IRC and (iv) operate each Employee Benefit Plan (other than Multiemployer Plans) in such a manner that will not incur any tax liability under Section 4980B of the IRC or any liability to any qualified beneficiary as defined in Section 4980B of the IRC and (b) furnish to Agent upon Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by Agent.

5.17 Jones Act Trade. With respect to each Loan Party that owns or operates vessels in the coastwise trade of the United States, to remain a “citizen of the United States” within the meaning of 46 U.S.C. § 50501(a) and (d), eligible to own and operate vessels in the coastwise trade of the United States.
5.18 Judgment Liens. Take all actions necessary to satisfy the terms of the Antitrust Judgment Lien and the Vessel Environmental Judgment Lien, including the making of all payments due in respect thereof on or before the respective dates such payments are due and payable as stipulated in the Antitrust Judgment or the Vessel Environmental Judgment, as applicable. Promptly, after the making of each such payment, Parent shall confirm to Agent that such payment has been made.
6. NEGATIVE COVENANTS.
Each of Parent and Borrower covenants and agrees that, until termination of all of the Revolver Commitments and payment in full of the Obligations (other than Contingent Obligations), the Loan Parties will not and will not permit any of their Subsidiaries to do any of the following:
6.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, liable with respect to any Indebtedness, except for Permitted Indebtedness.
6.2 Liens. Create, incur, assume, or suffer to exist, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
6.3 Restrictions on Fundamental Changes.
(a) Other than in order to consummate a Permitted Acquisition, enter into any merger or consolidation, except for (i) any merger or consolidation between Loan Parties, provided that Borrower must be the surviving entity of any such merger to which it is a party and no merger may occur between Parent and Borrower, (ii) any merger between a Loan Party and Subsidiaries of such Loan Party that are not Loan Parties so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of Parent that are not Loan Parties,
(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of Immaterial Subsidiaries of Borrower, (ii) the liquidation or dissolution of a Loan Party (other than Parent or Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party (or in the case of a Subsidiary that is not a Loan Party, to any other

Subsidiary of Parent) that is not liquidating or dissolving at such time, or (iii) the liquidation or dissolution of a Subsidiary of Parent that is not a Loan Party (except that in the case of any such Subsidiary the Stock of which (or any portion thereof) is subject to a Lien in favor of Agent, such liquidation or dissolution shall only be permitted to the extent such Stock is transferred to a Loan Party or cancelled) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Parent that is not liquidating or dissolving; provided that for the avoidance of doubt, nothing in this Section 6.3 shall be construed to prohibit or restrict the Non-Domestic Reorganization.
6.4 Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.11, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of Parent’s or its Subsidiaries assets.
6.5 Change Name. Change Parent’s or any other Loan Party’s name, organizational identification number, state of organization or organizational identity; provided, however, that Parent or any other Loan Party may change its name, organizational identification number, state of organization or organizational identity upon at least 10 Business Days’ prior written notice (or such later date as Agent may agree in its sole discretion) to Agent of such change.
6.6 Nature of Business. Make any change in the nature of their business (taken as a whole) as described in Schedule 6.6; provided, however, that the foregoing shall not prohibit Parent and its Subsidiaries from: (a) engaging in any business that is reasonably related or ancillary to its or their business, (b) making any Permitted Disposition or Permitted Investments, (c) consummating any other transactions permitted under Section 6.3 or 6.11, or (d) consummating the Non-Domestic Reorganization.
6.7 Prepayments and Amendments.
(a) Restricted Debt Payments. Make any Restricted Debt Payments except for Permitted Restricted Debt Payments.
(b) Amendments. Amend, modify, or change any of the terms or provisions of:
(i) the Senior Notes, except to the extent that such amendment, modification or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders; provided that in any event the following amendments, modifications or changes shall be permitted: (x) increases in the interest rate on such Secured Notes by not more than 2.00% per annum, (y) changes that eliminate or waive (or otherwise make less restrictive on Parent and its Subsidiaries) any covenant, representation, condition or event of default, or increase any grace period related thereto and (z) amendments, modifications or changes in accordance with clause (p) of the definition of Permitted Indebtedness;
(ii) any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; and
(iii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.
6.9 Restricted Stock Payments. Make any Restricted Stock Payment; provided, however, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Parent and its Subsidiaries may make, Permitted Restricted Stock Payments.
6.10 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP) without the prior consent of Agent not to be unreasonably withheld, conditioned or delayed.
6.11 Investments; Controlled Investments.
(a) Investments. Make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment, except for Permitted Investments.
(b) Controlled Investments. Subject to Section 3.6 with respect to Deposit Accounts and Securities Accounts existing on the Closing Date, Parent shall not, and shall not permit its Subsidiaries, to establish or maintain any Deposit Account or Securities Account (other than Excluded Accounts) unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.
6.12 Transactions with Affiliates. Enter into or permit to exist any transaction with any Affiliate of Parent or any of its Subsidiaries except for:
(a) transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Parent or its Subsidiaries, on the one hand, and any Affiliate of Parent or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Parent or its Subsidiaries in excess of $2,500,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to Parent or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,
(b) so long as it has been approved by Parent’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Parent or its applicable Subsidiary,
(c) so long as it has been approved by Parent’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Parent and its Subsidiaries in the ordinary course of business,

(d) transactions permitted by Section 6.3, Section 6.7(a) or Section 6.9, or any Permitted Intercompany Investment,
(e) transactions between any Loan Parties, and/or between Subsidiaries thereof that are not Loan Parties,
(f) any agreement, instrument or arrangement as in effect on the Closing Date and identified on Schedule 6.12 or any amendment thereto (so long as such amendment is not materially more disadvantageous taken as a whole, than the applicable agreement, instrument or arrangement, as in effect on the date of the Closing Date),
(g) loans or advances to employees of any Loan Party or its Subsidiaries in the ordinary course of business and permitted by Section 6.11,
(h) payment of reasonable fees and reimbursement of expenses of directors of any Loan Party, and
(i) the Transactions.
6.13 Use of Proceeds. Use the proceeds of any loan made hereunder for any purpose other than (a) together with the proceeds of the Secured Notes (First Lien) and Secured Notes (Second Lien), to refinance certain existing Indebtedness of Parent (including Indebtedness incurred pursuant to the Existing Credit Agreement), (b) to fund certain fees, costs and expenses associated with Transactions, and (c) to finance the ongoing general corporate and working capital needs of Borrower, the other Loan Parties and, to extent expressly permitted hereunder, their Subsidiaries; including any Permitted Acquisition; provided that no part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve).
6.14 Limitation on Issuance of Stock. Issue or sell or enter into any agreement or arrangement for the issuance and sale of any of its Stock, except for the issuance or sale of (a) common Stock (including options, warrants, interests, participations or other equivalents relating thereto), (b) Permitted Preferred Stock by Parent (including options, warrants, interests, participations or other equivalents relating thereto), (c) instruments representing rights to issue common Stock of Parent in exchange for any Secured Notes (Convertible) in accordance with the terms of the Secured Notes Documents (Convertible), (d) Stock of a Loan Party to another Loan Party, (e) Stock of a Non-Loan Party to another Non-Loan Party, (f) Stock of a Non-Loan Party to a Loan Party so long as the acquisition of such Stock by a Loan Party constitutes a Permitted Investment, or (g) any warrants or options to acquire common Stock issued to ensure compliance by any Loan Party of its agreement to be and remain a “citizen of the United States” within the meaning of 46 U.S.C. § 50501(a) and (d).

6.15 Restrictions Affecting Subsidiaries. Create or otherwise permit to exist any encumbrance or restriction (other than pursuant to this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make dividends or distributions to a Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to make loans or advances to any Loan party or to pay any Indebtedness owed to a Loan Party, (iii) of any Subsidiary to guarantee the Indebtedness of Borrower or (iv) of any Loan Party to create, incur, assume or suffer to exist Liens on property of such Loan Party, or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, that the foregoing shall not apply to encumbrances or restrictions which (A) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.11 and applicable solely to such joint venture entered into in the ordinary course of business, (B) are customary restrictions on leases, subleases, licenses or sublicenses otherwise permitted hereunder so long as such restrictions relate solely to the assets subject thereto, (C) are customary anti-assignment provisions in contracts restricting the assignment of any agreement entered into in the ordinary course of business, (D) are customary restrictions in contracts for the disposition of any assets permitted by Section 6.4, provided that the restrictions in any such contracts shall apply only to such assets that is to be disposed of, (E) are customary provisions in leases of Real Property that prohibit mortgages or pledges of the lessee’s interest under such lease, (F) are contained in any Acquired Indebtedness not created in anticipation thereof, (G) are contained in the Secured Notes Documents and any Refinancing Indebtedness incurred in respect thereof, (H) are customary restrictions on Liens in the terms of any Indebtedness for which Liens are permitted under clause (f) of the definition of Permitted Liens if such restriction applies only to the property financed by or the subject of such Indebtedness, (I) arise under applicable law, (J) result from agreements in effect on the Closing Date and, if of a material nature, disclosed to Agent, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of such agreements; provided that the amendments, restatements, modifications, renewals, supplements refundings, replacements or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date, (K) result from any agreement for the sale or other disposition of the equity Stock or assets of a Person permitted by this Agreement that restricts distributions by that Person pending such sale or other disposition, (L) pursuant to Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, extended, renewed, refunded, replaced, defeased or discharged, (M) restrictions on cash or other deposits or net worth imposed by customers under contracts or other agreements entered into in the ordinary course of business, (N) encumbrances on property permitted by this Agreement that exist at the time such property was acquired by the Loan Parties or their Subsidiaries or (O) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other similar agreement permitted by this Agreement to which a Loan Party or any of its Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of such Person that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of such Person.

7. FIXED CHARGE COVERAGE RATIO.
Each of Parent and Borrower covenants and agrees that, until termination of all of the Revolver Commitments and payment in full of the Obligations (other than Contingent Obligations), during a Trigger Period, Parent shall maintain, on a consolidated basis, as of the last day of each fiscal month commencing with the last day of the most recent fiscal month immediately preceding the commencement of a Trigger Period for which financial information is available and ending on the expiration of such Trigger Period, a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 (computed for the 12 month period then ending).
8. EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
8.1 Payment Default. If Borrower fails to pay when due and payable in accordance with the terms hereof (whether at maturity, by reason of acceleration or otherwise), (a) all or any portion of the Obligations (other than Bank Product Obligations) consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (other than Bank Product Obligations), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations (other than Bank Product Obligations).
8.2 Covenant Default. If any Loan Party:
(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3 (solely if Borrower is not in good standing in its jurisdiction of organization), 5.7 (solely if Borrower refuses to allow Agent or its representatives or agents to visit Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrower’s affairs, finances, and accounts with officers and employees of Borrower), 5.10, 5.11, 5.13, 5.15 or 5.17 of this Agreement, (ii) Sections 6.1 through 6.15 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 6(k) of the Security Agreement;
(b) fails to perform or observe any covenant or other agreement contained in Section 5.18 of this Agreement and such failure continues for a period of 3 Business Days;
(c) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.6, 5.8, 5.12 or 5.14 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent; or
(d) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent.

8.3 Judgments. After the Closing Date, if one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $10,000,000, or more (except for (a) the Vessel Environmental Judgment and (b) to the extent (i) fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage or (ii) fully covered by one or more unsecured settlements or plea agreements providing for annual aggregate payments of not more than (A) for calendar years 2011 and 2012, $15,000,000, (B) for calendar year 2013, $12,500,000 and (C) for calendar year 2014 and each calendar year thereafter, $10,000,000) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (I) there is a period of 60 consecutive days at any time after the entry of any such judgment, order, or award during which (x) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (y) a stay of enforcement thereof is not in effect, or (II) enforcement proceedings are commenced upon such judgment, order, or award.
8.4 Voluntary Insolvency Proceeding. If any Loan Party or any Subsidiary thereof (other than any Immaterial Subsidiary) shall (a) commence an Insolvency Proceeding, (b) admit in writing its inability to pay its debts as they become due, or (c) take any corporate action for the purpose of authorizing any of the foregoing.
8.5 Involuntary Insolvency Proceeding. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries (other than any Immaterial Subsidiary) and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein.
8.6 Restriction on Business. If a Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Parent and its Subsidiaries, taken as a whole, in such a manner as results in, or could reasonably be expected to result in, a Material Adverse Change.
8.7 Cross Default.
(a) If any Loan Party or any Subsidiary thereof shall (i) default in respect of any Secured Notes or any Additional Notes and such default results in an “Event of Default” (or the equivalent term) under, and as defined in, the Secured Notes Documents or the documents evidencing the Additional Notes, (ii) default in the payment of any Bank Product Obligations (other than Hedging Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such obligations were created, (iii) default in the payment of any Indebtedness (other than (x) the Obligations and (y) obligations under any Hedge Agreements, the

Secured Notes or the Additional Notes) the aggregate outstanding amount of which Indebtedness is in excess of $10,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (iv) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than (x) the Obligations and (y) obligations under any Hedge Agreements) the aggregate outstanding amount of which Indebtedness is in excess of $10,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired), including, without limitation, pursuant to any “put”, or mandatory tender, redemption or repurchase of such Indebtedness.
(b) If there is an involuntary “early termination event” or other similar event (which event shall extend beyond any applicable cure periods or grace periods) shall have occurred in respect of obligations owing under any Hedge Agreement of a Loan Party, and the amount of such obligations, either individually or in the aggregate for all such Hedge Agreements, is in excess of $10,000,000; provided that, in respect of obligations owing under any Hedge Agreement of such Loan Party owed to the applicable counterparty at such time, the amount for purposes of this Section 8.7(b) shall be the amount payable on a net basis by such Loan Party to such counterparty if such Hedge Agreement were terminated at such time).
8.8 Misrepresentation. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof.
8.9 Failure of Guaranty. If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement or any other Loan Document).
8.10 Failure of other Loan Documents. If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected (to the extent required under the Loan Documents) and, except to the extent of Permitted Liens which are permitted tax Liens, the Antitrust Judgment Lien or the Vessel Environmental Judgment Lien, first priority Lien in and upon the ABL Priority Collateral and, in the case of Secured Notes Priority Collateral, the Lien priority set forth in the Intercreditor Agreement, except (a) as a result of a disposition of the applicable Collateral permitted under this Agreement or (b) as the result of an action or failure to act on the part of Agent.
8.11 Invalidity of Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party, or by any Governmental Authority having jurisdiction over a Loan Party, seeking to establish the invalidity or unenforceability thereof, or a Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any Loan Document.

8.12 ERISA Events. The occurrence of any of the following events which reasonably could be expected to result in a Material Adverse Change: (i) any Loan Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the IRC, any Loan Party or any ERISA Affiliate is required to pay as contributions thereto or (ii) a Termination Event.
8.13 Designation as Senior Indebtedness. If (a) the Obligations shall at any time fail to constitute “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement or instrument governing any Indebtedness that is subordinated to the Obligations, (b) the subordination provisions of any agreement or instrument governing any Indebtedness in a principal amount in excess of $2,500,000 that is subordinated to the Obligations shall for any reason (other than as a result of any action or inaction of Agent or any Lender) be revoked or invalidated, or otherwise cease to be in full force and effect, unless such Indebtedness would otherwise be permitted to be incurred as “Senior Indebtedness” at such time (and for purposes of any baskets, shall be deemed to be incurred as such), or any Loan Party shall contest in any manner the validity or enforceability thereof, or (c) any Indebtedness other than the Indebtedness evidenced by this Agreement and/or Bank Product Obligations shall be designated as an “ABL Facility” or a “ Credit Facility” or any similar designation under and as defined in the Secured Notes.
8.14 Chartered Vessel Document Default. Except to the extent a result of a buy-out, buy-down, the Non-Domestic Reorganization, acquisition or other purchase of a Chartered Vessel subject to a Chartered Vessel Document, any event or condition occurs that (i) results in any amount (that is not covered by insurance to the extent such insurance is provided by insurers that are solvent and have not denied payment with respect to any such event or condition) in excess of $10,000,000 that any Loan Party or Subsidiary is obligated to pay under any Chartered Vessel Document becoming due prior to its scheduled payment date or (ii) enables or permits (with or without the giving of notice) any Person (A) to cause any amount (that is not covered by insurance to the extent such insurance is provided by insurers that are solvent and have not denied payment with respect to any such event or condition) in excess of $10,000,000 that any Loan Party or Subsidiary is obligated to pay under any Chartered Vessel Document to become due, or (B) to require the prepayment, repurchase, redemption or defeasance of any amount (that is not covered by insurance to the extent such insurance is provided by insurers that are solvent and have not denied payment with respect to any such event or condition) in excess of $10,000,000, in each case prior to its scheduled payment date and, in the case of each of clauses (i) and (ii), such event or condition shall continue unremedied past any applicable cure or grace period for a period of 30 days.
8.15 Attachment/Levy Default. Any material Mortgaged Vessel shall have been (i) attached, levied upon or taken into custody by virtue of any legal proceeding in any court or tribunal or by an Governmental Authority in the United States and such Mortgaged Vessel shall not have been released within 30 days after such attachment, levy or taking into custody or (ii) attached, levied upon or taken into custody by virtue of any legal proceeding in any court or tribunal or by any Governmental Authority outside the United States and such Mortgaged Vessel shall not have been released within the earlier of (x) 75 days after such attachment, levy or taking into custody or (y) the date on which the Mortgage Trustee must make a filing in such attachment, levy or taking to preserve its rights.

8.16 Jones Act Trade. Any Loan Party that owns or operates vessels in the coastwise trade of the United States shall cease to qualify as a “citizen of the United States” within the meaning of 46 U.S.C. § 50501(a) and (d), eligible to own and operate vessels in the coastwise trade of the United States or any Loan Party shall have received from the U.S. Coast Guard notice of revocation for any Vessel of its privilege to operate in the coastwise trade of the United States.
9. RIGHTS AND REMEDIES.
9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
(a) declare the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower;
(b) declare the Revolver Commitments terminated, whereupon the Revolver Commitments shall immediately be terminated together with (i) any obligation of any Lender hereunder to make Advances, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of the Issuing Lender to issue Letters of Credit; and
(c) exercise all other rights and remedies available to Agent or Lenders under the Loan Documents or applicable law.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Revolver Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Parent.
9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. WAIVERS; INDEMNIFICATION.
10.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.
10.2 The Lender Group’s Liability for Collateral. Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower other than any resulting from the gross negligence, or willful misconduct of any Agent-Related Persons or Lender-Related Persons as determined by court of competent jurisdiction in a final determination.
10.3 Indemnification. Borrower shall pay, indemnify, defend, and hold Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of one external legal counsel for all such Indemnified Persons (and, in the case of an actual or perceived conflict of interest among any one or more Indemnified Persons, one additional counsel to each group of affected Indemnified Parties), experts, or consultants and all other reasonable costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than WFCF) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the Transactions or any transactions contemplated hereby or thereby or the monitoring of Parent’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, however, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders, (ii) disputes solely between or among Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any taxes or any costs attributable to taxes (other than taxes that represent losses, claims, damages, etc. arising from any non-tax claim)),

(b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, advisors, legal representatives, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.
11. NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or facsimile. In the case of notices or demands to Parent, Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Parent or Borrower:	HORIZON LINES, INC.
4064 Colony Road, Suite 200
Charlotte, NC 28211
Attn: Michael T. Avara
Fax No. 704-973-7034

with copies to:	KIRKLAND & ELLIS LLP
601 Lexington Avenue
New York, NY 10022
Attn: Yongjin Im, Esq.
Fax No. 212-446-6460

If to Agent:	WELLS FARGO CAPITAL FINANCE, LLC
1100 Abernathy Road, Suite 1600
Atlanta, GA 30328
Attn: Loan Portfolio Manager
Fax No. 770-804-0785

with copies to:	WINSTON & STRAWN LLP
214 N. Tryon Street, Suite 2200
Charlotte, NC 28202
Attn: Molly McGill, Esq.
Fax No. 704-350-7800
Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).
12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF PARENT AND BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PARENT AND BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF PARENT AND BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(d) EACH OF PARENT AND BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1 Assignments and Participations.
(a) With the prior written consent of Borrower, which consent of Borrower shall not be unreasonably withheld, delayed or conditioned, and shall not be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender, an Affiliate (other than individuals) of a Lender or a Related Fund; provided that Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within 5 Business Days after having received notice thereof, and with the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a

Lender, an Affiliate (other than individuals) of a Lender or a Related Fund, any Lender may assign and delegate to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”; provided, however, that no Loan Party or Affiliate of a Loan Party shall be permitted to become an Assignee) all or any portion of the Obligations, the Revolver Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender, (y) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or (z) an assignment to one or more Replacement Lenders pursuant to Section 14.2); provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee and such assignment has been recorded in the Register, (ii) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) except in connection with any assignment to any Replacement Lender pursuant to Section 14.2, unless waived by Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500.
(b) From and after the date that Agent notifies the assigning Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).
(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolver Commitments arising therefrom. The Revolver Commitment allocated to each Assignee shall reduce such Revolver Commitments of the assigning Lender pro tanto.
(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Revolver Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Revolver Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decrease the amount or postpone the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant are subject to the requirements and limitations therein (including the requirements of Section 16(c)) only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collections of Parent or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by Lenders among themselves.
(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.
(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
(h) Agent (as a non-fiduciary agent on behalf of Borrower) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (each, a “Registered Loan”). (i) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrower shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.
(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrower from time to time as Borrower may reasonably request.
(k) The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.
13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Borrower is required in connection with any such assignment.
14. AMENDMENTS; WAIVERS.
14.1 Amendments and Waivers.
(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Parent therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(i) increase the amount of or extend the expiration date of any Revolver Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c) regarding pro rata Revolver Commitment reductions;

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document (other than mandatory prepayments, the payment of which may be waived, postponed or delayed with the consent of the Required Lenders);
(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (x) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders and (y) that any amendment or modification of defined terms used in the financial covenants and ratios under this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees or any other amounts for purposes of this clause (iii));
(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders;
(v) other than as permitted by Section 15.11 or as provided in the Intercreditor Agreement, release Agent’s Lien in and to any material portion of the Collateral;
(vi) amend, modify, or eliminate the definition of “Required Lenders” or “Pro Rata Share”;
(vii) contractually subordinate any of Agent’s Liens other than as provided in Section 15.11 or in the Intercreditor Agreement;
(viii) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents;
(ix) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii);
(x) amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee; or
(xi) amend, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definition of Eligible Accounts) that are used in such definition to the extent that any such change results in more credit being made available to Borrower based upon the Borrowing Base, but not otherwise, or change Section 2.1(c).

(b) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Parent (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders,
(c) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrower, and the Required Lenders,
(d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrower, and the Required Lenders,
(e) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Parent or any of its Subsidiaries, shall not require consent by or the agreement of any Loan Party, (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii), (iii) any amendments necessary to implement any increase in the Maximum Revolver Amount in accordance with Section 2.14, shall be effective if in a writing signed only by Agent and Borrower and (iv) nothing in this Section 14.1 shall be construed to prohibit the amendment of any schedule hereto or to any other Loan Document which is expressly permitted to be amended pursuant to written notice provided to Agent by Borrower or the applicable Loan Party.
14.2 Replacement of Certain Lenders.
(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, (ii) any Lender makes a claim for compensation under Section 16 and a replacement will result in a reduction in such compensation thereafter (a “Tax Lender”), or (iii) any Lender is a Defaulting Lender, then Borrower or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”), any Tax Lender or any Defaulting Lender with one or more Replacement Lenders, and the Holdout Lender, Tax Lender or Defaulting Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender, Tax Lender or Defaulting Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given and such Lender will retain its existing rights to payments pursuant to Sections 2 and 16.
(b) Prior to the effective date of such replacement, the Holdout Lender, Tax Lender or Defaulting Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender, Tax Lender or Defaulting Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due and payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Holdout Lender, Tax Lender or Defaulting Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Holdout Lender, Tax Lender or Defaulting Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Holdout Lender, Tax Lender or Defaulting Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender, Tax Lender or Defaulting Lender, as applicable, shall otherwise be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Revolver Commitments, and the other rights and obligations of the Holdout Lender, Tax Lender or Defaulting Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender, Tax Lender or Defaulting Lender, as applicable, shall remain obligated to make the Holdout Lender’s, Tax Lender’s or Defaulting Lender’s, as applicable, Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.
14.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Parent and Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.
15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of the Loan Parties, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of the Loan Parties as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of the Loan Parties, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, the Collections of the Loan Parties, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
15.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the Transactions or any transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.
15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of Lenders (and Bank Product Providers). Notwithstanding any other provision of a Loan Document to the contrary, Agent need not, and may omit to, do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary obligation or duty of confidentiality.
15.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6 Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the Transactions or any transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).
15.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of the Loan Parties received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by any Loan Party, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
15.8 Agent in Individual Capacity. WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFCF in its individual capacity.
15.9 Successor Agent. Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law or if any Insolvency Proceeding is commenced by or against Agent, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.
15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent, such Affiliate or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
15.11 Collateral Matters.
(a) Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Revolver Commitments and payment in full of all of the Obligations, (ii) constituting property being sold, transferred or otherwise disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under

Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Parent or its Subsidiaries owned no interest at the time Agent’s Lien was granted nor at the time of such release, (iv) constituting property leased to Parent or its Subsidiaries under a lease that has expired, is terminated in a transaction permitted under this Agreement or (v) constituting Secured Notes Priority Collateral in connection with the release of Liens on such Collateral as provided for in the Intercreditor Agreement. The Loan Parties and Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid or purchase, the Obligations owed to Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders other than any Defaulting Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders other than Defaulting Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to release or subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness (and any Refinancing Indebtedness in respect thereof) or the Secured Notes (and any Refinancing Indebtedness in respect thereof) (but only with respect to Secured Notes Priority Collateral) or as otherwise permitted under the Loan Documents.

(b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by Parent or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.
15.12 Restrictions on Actions by Lenders; Sharing of Payments.
(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts then due and owing by such Lender to any Loan Party or any deposit accounts of a Loan Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13 Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
15.14 Payments by Agent to Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
15.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of Lenders (and such Bank Product Provider). Agent is authorized by Lenders, without necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon Collateral pursuant to the Loan Documents.
15.16 Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting Parent or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of Borrower’s personnel,

(d) agrees to keep all Reports and other non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or its Subsidiaries to Agent that has not been contemporaneously provided by Parent or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
15.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Revolver Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Revolver Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18 Intercreditor Agreement. Each Lender (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, (c) authorizes and instructs Agent to enter into the Intercreditor Agreement as Agent on behalf of such holder of Obligations, (d) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement was delivered, or made available, to such Lender and that such Lender reviewed the Intercreditor Agreement and (e) authorizes and instructs Agent to enter into amendments, restatements, amendments and restatements of, or to supplement or other wise modify the Intercreditor Agreement or enter into one or more other intercreditor agreements having terms reasonably satisfactory to Agent, from time to time, in connection with the incurrence or Refinancing Indebtedness in respect of secured Permitted Indebtedness.
16. TAXES.
(a) All payments made by or on behalf of a Loan Party hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, each Loan Party shall comply with the next sentence of this Section 16(a). If any Taxes are so levied or imposed, each Loan Party agrees to timely pay the full amount of such Taxes and such additional amounts as may be necessary (whether or not such Taxes or amounts were correctly or legally imposed or asserted by the relevant Governmental Authority) so that every payment of all amounts due under this Agreement or any Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount such member of the Lender Group or Underlying Issuer would have received had no such withholding or deduction been made. The Loan Parties will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts issued by the Governmental Authority (or other evidence reasonably acceptable to Agent) evidencing such payment by the Loan Parties. The Loan Parties shall jointly and severally indemnify the Lender Group and the Underlying Issuer, within 10 days after demand therefor, for the full amount of any Taxes (including such amounts described in Section 16(b) and any Taxes imposed or asserted on, or attributable to, amounts payable under this Section) payable or paid by such member of the Lender Group or the Underlying Issuer or required to be withheld or deducted from a payment to such member of the Lender Group or the Underlying Issuer and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(b) The Loan Parties agree to timely pay any present or future stamp, value added, filing, recording, intangible, court or documentary or other similar taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, registration, recordation, or filing of, from the receipt or perfection of a security interest under, or otherwise with respect to this Agreement or any other Loan Document.

(c) If Borrower is a U.S. Person and if Agent, the Underlying Issuer, a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or such Participant agrees with and in favor of Agent, to deliver to each of Borrower and Agent (or, in the case of a Participant, to the Lender granting the participation only, and, in the case of Agent, to Borrower only) one of the following before receiving its first payment under this Agreement (all such forms are required to be provided by the beneficial owner of such payments, other than those forms required by Section 16(c)(iv)):
(i) if Agent, such Lender or such Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed Internal Revenue Service Form W-8BEN or Form W-8IMY (with proper attachments);
(ii) if such Agent, such Lender or such Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of Internal Revenue Service Form W-8BEN;
(iii) if Agent, such Lender or such Participant is entitled to claim that any payment made under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of Internal Revenue Service Form W-8ECI;
(iv) if Agent, such Lender or such Participant is entitled to claim that any payment made under this Agreement is exempt from United States withholding tax because such Lender or such Participant serves as an intermediary, a properly completed and executed copy of Internal Revenue Service Form W-8IMY (with proper attachments); or
(v) a properly completed and executed copy of any other form or forms, including Internal Revenue Service Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.
Agent, and each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only and in the case of Agent, Borrower only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower or Agent as may be necessary for the Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(d) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to each of Borrower and Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, however, that nothing in this Section 16(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(e) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or such Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender or such Participant, such Lender or such Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender or such Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16(c) or 16(d) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16(c) or 16(d), if applicable. Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Revolver Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

(f) Without limiting the obligations of the Loan Parties under Section 16(a), if a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Borrower and Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16(c) or 16(d) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(g) Each Lender shall severally indemnify Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Agent for such Taxes and without limiting the obligation of the Loan Party to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 13 relating to the maintenance of a Participant Register and (iii) any taxes that are not included in the definition of Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses (including interest and penalties) arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each member of the Lender Group and the Underlying Issuer hereby authorizes Agent to set off and apply any and all amounts at any time owing to the member of the Lender Group or the Underlying Issuer under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this paragraph (g).
(h) If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.

17. GENERAL PROVISIONS.
17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Parent, Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Loan Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
17.5 Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). The Loan Parties may obtain Bank Products from any Bank Product Provider, although they are not required to do so. Parent and Borrower acknowledge and agree that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) or under any other Loan Document solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
17.6 Debtor-Creditor Relationship. The relationship between Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the Transactions or any transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.7 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission (including Adobe portable document format (.pdf)) shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
17.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or Guarantors or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9 Confidentiality.
(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and Lenders in a confidential manner, and shall not be disclosed by Agent and Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the Transactions or any transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities purporting to have legal authority to regulate the business and operations of such member of the Lender Group or its Affiliates so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party shall provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may (i) provide customary information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services, and (ii) use the name, logos, and other insignia of Borrower and the Loan Parties and the Revolver Commitments provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of Agent.
17.10 Lender Group Expenses. Borrower agrees to pay the Lender Group Expenses on the earlier of (a) the first day of the month following the date on which such Lender Group Expenses were first incurred or (b) the date on which written demand therefor, together with reasonably detailed documentation thereof, is made by Agent. Borrower agrees that its obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.
17.11 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, the Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolver Commitments have not expired or terminated.
17.12 Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable out-of-pocket costs and expenses for such searches shall constitute Lender Group Expenses hereunder.
17.13 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the Transactions or any transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as provided in such Bank Product Agreement.
[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

HORIZON LINES, INC., as Parent

By:
Title:

HORIZON LINES, LLC, as Borrower.

By:
Title:
Horizon Lines, Inc.
Credit Agreement

WELLS FARGO CAPITAL FINANCE, LLC, as Agent and as a Lender

By:
Title:
Horizon Lines, Inc.
Credit Agreement

Schedule 1.1
Definitions
As used in the Agreement, the following terms shall have the following definitions:
“ABL Priority Collateral” has the meaning specified therefor in the Intercreditor Agreement.
“Account” means an account (as that term is defined in the Code).
“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.
“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
“Acquired Indebtedness” means Indebtedness of a Person whose assets or Stock is acquired by Parent or any of its Subsidiaries in a Permitted Acquisition; provided, however, that such Indebtedness (a) is either Purchase Money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.
“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Stock of any other Person.
“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.
“Additional Notes” has the meaning specified therefor in the applicable Secured Notes Documents as in effect on the Closing Date.
“Adjusted EBITDA” means, with respect to any fiscal period (in each case, determined on a consolidated basis in accordance with GAAP and, in each case, without duplication):
(a) Parent’s consolidated net earnings (or loss) for such period, minus
(b) the sum of the following amounts of Parent for such period to the extent included in determining consolidated net earnings (or loss) for such period:
(i) extraordinary, unusual, or non-recurring gains,

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(ii) interest income,
(iii) tax benefit or credit,
(iv) exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations,
(v) income arising by reason of the application of FAS 141R,
(vi) the gain from the reversal in the fiscal month ending May 22, 2011 of $19,200,000 of the $30,000,000 charge recorded in the fiscal month ending December 26, 2010 for the present value of the original $45,000,000 fine resulting from the settlement of the Antitrust Investigation (which such $19,200,000 gain resulted from the reduction of the fine from $45,000,000 to $15,000,000) pursuant to the Antitrust Judgment,
(vii) earnings, to the extent such exists, contributed by the Non-Domestic Service,
(viii) earnings, to the extent such exists, contributed by the TP1 Service, and
(ix) non-cash charges and non-cash expenses previously added back to Parent’s consolidated net earnings (or loss) in determining Adjusted EBITDA pursuant to clauses (c)(i), (c)(ii), (c)(viii), (c)(ix), (c)(xi), (c)(xii), (c)(xiv), (c)(xv) and (c)(xvi), below to the extent such non-cash charges and non-cash expenses have become cash charges and cash expenses during such period, plus
(c) the sum of the following amounts of Parent for such period to the extent included in determining consolidated net earnings (or loss) for such period:
(i) non-cash extraordinary, unusual, impairment, or non-recurring losses,
(ii) other non-cash charges or non-cash expenses, in each case incurred other than in the ordinary course of business,
(iii) interest expense,
(iv) tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (including tonnage taxes) (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for, or on behalf of, a Governmental Authority),

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(v) depreciation and amortization,
(vi) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of stock, the granting of stock options, and the granting of stock appreciation rights, restricted stock and similar arrangements (including any re-pricing, amendment, modification, substitution, or change of any such stock, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of Parent’s consolidated net earnings (or loss),
(vii) expenses incurred as a result of the repurchase, redemption or retention of Capital Stock earned under equity compensation programs solely in order to make withholding tax payments in an aggregate amount not to exceed $1,500,000 in any fiscal year,
(viii) non-cash restructuring charges unrelated to the Non-Domestic Reorganization,
(ix) non-cash fees, expenses or charges incurred other than in the ordinary course of business associated with changes in the method of operations pursuant to cost reduction programs,
(x) Non-Domestic Reorganization Charges in an aggregate amount not to exceed $35,000,000 in the fourth fiscal quarter of fiscal year 2011 and the first fiscal quarter of 2012,
(xi) non-cash exchange, translation or performance losses relating to any hedging transactions or foreign currency fluctuations,
(xii) non-cash losses on sales of fixed or other tangible assets or write-downs of fixed, other tangible or intangible assets,
(xiii) Recapitalization Costs in an aggregate amount not to exceed $2,500,000 in fiscal year 2011,
(xiv) any amortization of debt discount, premium and deferred financing costs or write-off of financing costs, including but not limited to non-cash expense or loss associated with the early retirement or extinguishment of debt,
(xv) non-cash loss on modification of debt,
(xvi) non-cash charges resulting from the application of purchase accounting,
(xvii) charges recorded for the fine resulting from the settlement of the Antitrust Investigation in aggregate amount not exceed $15,000,000 over the period beginning with the fiscal month ending December 26, 2010 and ending March 24, 2016,

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(xviii) charges for such period relating to the lawsuits of claimants that opted out of the class action lawsuits subject to the Puerto Rico Settlement in an aggregate amount not to exceed $25,000,000 during the term of this Agreement,
(xix) charges for such period relating to the Indirect Purchasers Settlement in an aggregate amount not to exceed $1,800,000 during the term of this Agreement,
(xx) legal and professional fees and expenses incurred during such period relating to Antitrust Litigation Matters in an aggregate amount not to exceed (A) $7,500,000 during any twelve-month period and (B) $7,500,000 incurred after the Closing Date during the term of this Agreement,
(xxi) charges for the settlement of, and legal and professional fees and expenses incurred during such period relating to, the investigation into environmental compliance recordkeeping in an aggregate amount not to exceed $3,500,000 during the term of this Agreement,
(xxii) Non-Domestic Service losses for the period prior to the commencement of the Non-Domestic Reorganization in the amounts and for the periods set forth in the Non-Domestic Service Losses Schedule in an aggregate amount not to exceed $35,800,000 in fiscal year 2011;
(xxiii) Non-Domestic Service losses for the period after the commencement of the Non-Domestic Reorganization in an aggregate amount not to exceed (A) $10,000,000 in any fiscal quarter and (B) $25,000,000 during the term of this Agreement, and
(xxiv) TP1 Service losses in an aggregate amount not to exceed $1,500,000 for fiscal year 2011.
“Advances” means Revolver Loans (including Revolver Loans that result in an Overadvance), Swing Loans and Protective Advances, or any one of them, as the context may require.
“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 6.12 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

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“Agent” has the meaning specified therefor in the preamble to the Agreement.
“Agent-Related Persons” means Agent, together with its Affiliates (including the Issuing Lender and the Swing Lender), officers, directors, employees, attorneys, and agents.
“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.
“Agent’s Liens” means the Liens granted by each of the Loan Parties to Agent under the Loan Documents.
“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.
“Antitrust Investigation” means the investigation by the Antitrust Division of the United States Department of Justice regarding possible antitrust violations by the Loan Parties or their Subsidiaries with respect to the ocean shipping business.
“Antitrust Judgment” has the meaning specified therefor in the definition of Antitrust Judgment Lien.
“Antitrust Judgment Lien” means the Lien securing the obligations of Parent and its Subsidiaries with respect to that certain Second Amended Judgment (the “Antitrust Judgment”) entered by the United States District Court for the Judicial District of Puerto Rico on April 28, 2011 in the case of United States of America v. Horizon Lines, LLC (Case Number 03:11-CR-0071-001 (DRD)) (a notice of which was recorded in favor of the United States of America in the Register of Deeds for Mecklenburg County, North Carolina on June 07, 2011), pursuant to which judgment Borrower is required to pay over a period of 5 years, the following amounts by the following dates: (i) $1,000,000 on or before May 28, 2011, (ii) $1,000,000 on or before March 22, 2012, (iii) $2,000,000 on or before March 22, 2013, (iv) $3,000,000 on or before March 22, 2014, (v) $4,000,000 on or before March 22, 2015, and (vi) $4,000,000 on or before March 22, 2016.
“Antitrust Litigation Matters” means any civil action, criminal action or investigation, including related shareholder litigation, involving any allegation of a violation of federal, state or other antitrust law by any of the Loan Parties or their Subsidiaries with respect to the ocean shipping business.
“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations (other than Contingent Obligations) in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

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“Applicable Leverage Premium” means, as of any date of determination, the applicable premium set forth in the following table that corresponds to the most recent calculation of the Leverage Ratio delivered to Agent pursuant to Section 5.1 of the Agreement (the “Leverage Ratio Calculation”); provided that for the period from the Closing Date through the date Agent receives the Leverage Ratio Calculation in respect of the Reference Period ending December 25, 2011, the Applicable Leverage Premium shall be set at “Level IV”:

Level	Leverage Ratio	Leverage Premium
I	< 4.00 to 1.00	0.00%

II	≥ 4.00 to 1.00 but	0.25%
	< 5.00 to 1.00

III	≥ 5.00 to 1.00 but	0.50%
	< 6.00 to 1.00

IV	≥ 6.00 to 1.00	0.75%
Except as set forth in the foregoing proviso, the Applicable Leverage Premium shall be based upon the most recent Leverage Ratio Calculation, which will be calculated as of the end of each fiscal month for the most recently ended 12 month period. Except as set forth in the proviso to the first sentence of this definition, the Applicable Leverage Premium shall be re-determined monthly on the first day of the calendar month following the date of delivery to Agent of the certified calculation thereof pursuant to Section 5.1 of the Agreement; provided, however, that if Parent fails to provide such certification when such certification is due, the Applicable Leverage Premium shall be set at “Level IV” as of the first day of the calendar month following the date on which the certification was required to be delivered until the date on which such certification or a subsequent month’s certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Leverage Premium shall be set at the Level based upon the calculations disclosed by such certification). In the event that the information regarding the Leverage Ratio contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Leverage Premium for any period (a “Margin Period”) than the Applicable Leverage Premium actually applied for such Margin Period, then (i) Parent shall promptly deliver to Agent a correct certificate for such Margin Period, (ii) the Applicable Leverage Premium shall be determined as if the correct Applicable Leverage Premium (as set forth in the table above) were applicable for such Margin Period, and (iii) Parent shall promptly deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Applicable Leverage Premium for such Margin Period, which payment shall be promptly applied by Agent to the affected Obligations.

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“Applicable Margin” means, as of any date of determination, the sum of (a) the applicable margin set forth in the following table that corresponds to the most recent calculation of Average Three-Month Excess Availability delivered to Agent pursuant to Section 5.1 of the Agreement (the “Excess Availability Calculation”) plus (b) the Applicable Leverage Premium; provided that for the period from the Closing Date through the date Agent receives the Excess Availability Calculation in respect of the Reference Period ending December 25, 2011, the Applicable Margin shall be calculated based on “Level II”:

	Average Three-
	Month Excess
Level	Availability	LIBOR Rate Loans	Base Rate Loans
I	> $60,000,000	2.25%	1.25%

II	≤ $60,000,000 but	2.50%	1.50%
	> $45,000,000

III	≤ $45,000,000 but	2.75%	1.75%
	> $30,000,000

IV	≤ $30,000,000	3.00%	2.00%
Except as set forth in the foregoing proviso, the Applicable Margin shall be based upon the most recent Excess Availability Calculation, which will be calculated as of the end of each fiscal month. Except as set forth in the proviso to the first sentence of this definition, the Applicable Margin shall be re-determined monthly on the first day of the calendar month following the date of delivery to Agent of the certified calculation of the Average Three-Month Excess Availability pursuant to Section 5.1 of the Agreement; provided, however, that if Parent fails to provide such certification when such certification is due, the Applicable Margin shall be set at “Level IV” as of the first day of the calendar month following the date on which the certification was required to be delivered until the date on which such certification or a subsequent month’s certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Margin shall be set at the Level based upon the calculations disclosed by such certification). In the event that the information regarding the Average Three-Month Excess Availability contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (a “Margin Period”) than the Applicable Margin actually applied for such Margin Period, then (i) Parent shall promptly deliver to Agent a correct certificate for such Margin Period, (ii) the Applicable Margin shall be determined as if the correct Applicable Margin (as set forth in the table above) were applicable for such Margin Period, and (iii) Parent shall promptly deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for such Margin Period, which payment shall be promptly applied by Agent to the affected Obligations.
“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

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“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.
“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Parent to Agent.
“Average Three-Month Excess Availability” means for any consecutive three month period, an amount equal to the sum of the actual amount of Excess Availability on each day during such three-month period, as calculated by Borrower subject to confirmation by Agent, divided by the number of days in such three-month period.
“Bank Product” means any one or more of the following financial products or accommodations extended to a Loan Party by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.
“Bank Product Agreements” means those agreements entered into from time to time by a Loan Party with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to then existing Noticed Bank Product Obligations (other than Hedge Obligations).
“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and (b) all Hedge Obligations.
“Bank Product Provider” means any Lender or any of its Affiliates; provided that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.
“Bank Products Provider Agreement” means a letter agreement in substantially the form attached hereto as Exhibit B-2, in form and substance reasonably satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrower, and Agent.
“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Agent has determined is necessary or appropriate to establish in its Permitted Discretion in respect of Bank Product Obligations then provided or outstanding.

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“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
“Base Rate” means, for any day, a per annum rate equal to the greatest of (a) the Federal Funds Rate plus 1/2%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1%, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.
“Base Rate Loan” means each portion of the Advances that bears interest at a rate determined by reference to the Base Rate.
“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
“Borrower” has the meaning specified therefor in the preamble to the Agreement.
“Borrowing” means a borrowing consisting of Revolver Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.
“Borrowing Base” means, as of any date of determination, the result of (a) 85% of the amount of Eligible Accounts; less (b) the aggregate amount of reserves, if any, established by Agent in its Permitted Discretion under Section 2.1(c) of the Agreement.
“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.
“Borrowing Base Excess” has the meaning specified therefor in Section 2.4(e)(i).
“Bridge Credit Agreement” means that certain Second Lien Term Loan Facility, dated as of September 13, 2011, among Parent, as borrower, certain Subsidiaries of Parent as guarantors, the banks and other financial institutions party thereto, as lenders, and Cantor Fitzgerald Securities, as administrative agent for the lenders thereunder, as amended.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

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“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed; provided that the following shall not be considered Capital Expenditures (a) expenditures as a result of a trade-in or reinvestment of proceeds of an asset disposition, (b) expenditures using proceeds of insurance or condemnation event proceeds, (c) expenditures made to effect a Permitted Acquisition, (d) expenditures resulting from a reinvestment in accordance with Section 2.4(e)(ii), (e) expenditures financed solely with net cash proceeds from an issuance of Stock, (f) expenditures made as a tenant in leasehold improvements, to the extent reimbursed by the landlords and (g) expenditures actually paid for by a third party (excluding any Loan Party or any Subsidiary thereof) and for which no Loan Party or any Subsidiary has provided or is required to provide or incur, directly or indirectly, and consideration or monetary obligation to such third party or any other Person (whether before, during or after such period).
“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (collectively, the “Specified Institutions”) (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above, and (i) Securities Accounts maintained with Specified Institutions in which all of the assets therein are Investments in the types of assets described in clauses (a) through (g) above.

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“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
“Change of Control” means at any time, after giving effect to the ownership changes on the Closing Date as a result of the consummation of the Transactions, the occurrence of any of the following events:
(a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the then outstanding voting Stock of Parent;
(b) the replacement of a majority of the Board of Directors of Parent over a 24 month period from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of Parent then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved;
(c) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, the documents evidencing any of the Senior Notes; and
(d) Parent fails to own and control, directly or indirectly, 100% of the Stock of each other Loan Party, except (i) as a result of any transaction permitted under Section 6.3, (ii) as a result of any sale or other disposition permitted under clause (p) of the definition of Permitted Dispositions or (iii) to the extent such other Loan Party is released from the Guaranty or no longer required to be a Guarantor pursuant to and in accordance with the terms of the Loan Documents.
“Change in Law” means the occurrence, after the date of the Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

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“Chartered Vessel” means any Vessel leased, chartered, subleased or subchartered by a Loan Party or any Subsidiary pursuant to one or more Chartered Vessel Documents.
“Chartered Vessel Documents” means all Vessel leases, charters, subleases, subcharters and all related documents in respect of any Chartered Vessel, including those listed on Schedule V-1 hereto.
“Chassis” has the meaning specified therefor in the Security Agreement.
“Closing Date” means the date on which each of the conditions precedent set forth on Schedule 3.1 either have been satisfied or have been waived.
“Code” means the New York Uniform Commercial Code, as in effect from time to time.
“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by a Loan Party in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents. For the avoidance of doubt, “Collateral” does not include any Excluded Assets.
“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in a Loan Party’s books and records pertaining to ABL Priority Collateral, in each case, in form and substance reasonably satisfactory to Agent.
“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).
“Commitment Excess” has the meaning specified therefor in Section 2.4(e)(i).
“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.
“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.
“Contingent Obligations” means taxes, costs, indemnifications, reimbursements, damages, contingent Obligations and other claims and liabilities which are not due and owing or in respect of which no assertion of liability or no claim or demand for payment, in each case, in writing, has been made at such time.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

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“Controlled Account” has the meaning specified therefor in the Security Agreement.
“Controlled Account Agreement” has the meaning specified therefor in the Security Agreement.
“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.
“CoT Chassis” has the meaning specified therefor in the Security Agreement.
“CSX” means CSX Corporation, a Virginia corporation.
“Daily Balance” means, as of any date of determination and with respect to any Obligation, the outstanding amount of such Obligation owed at the end of such day.
“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within 1 Business Day of the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 3 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement within 1 Business Day of the date that it is required to do so under the Agreement, unless the subject of a good faith dispute, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).
“Deposit Account” means any deposit account (as that term is defined in the Code).

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“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1.
“Designated Account Bank” has the meaning specified therefor in Schedule D-1.
“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 3 consecutive months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other similar dilutive items with respect to Borrower’s Accounts during such period, by (b) Borrower’s billings with respect to Accounts during such period.
“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1% for each percentage point by which Dilution is in excess of 5%.
“Dollars” or “$” means United States dollars.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.
“Earn-Outs” means unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the underlying target.
“Eligible Accounts” means those Accounts created by any Loan Party in the ordinary course of its business, that arise out of such Loan Party’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, to the extent not excluded by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field exam performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:
(a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or Accounts with payment terms of more than 60 days; provided, however, that Accounts with payment terms greater than 60 days will not be excluded from Eligible Accounts to the extent the aggregate amount of such Accounts does not exceed $1,000,000,
(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,
(c) Accounts with respect to which the Account Debtor is an Affiliate of a Loan Party or an employee or agent of a Loan Party,

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(d) Accounts that are not payable in Dollars,
(e) Accounts with respect to which the Account Debtor (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, except in any such case, to the extent (y) the Account is supported by a letter of credit satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) in its Permitted Discretion that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent in its Permitted Discretion,
(f) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which a Loan Party has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727, or has otherwise made arrangements with respect to such Accounts satisfactory to Agent in its Permitted Discretion) (any such Account described in this clause (i) being referred to herein as a “US Government Account”), or (ii) any state of the United States (exclusive, however, of Accounts with respect to which a Loan Party has made arrangements with respect to such Accounts satisfactory to Agent in its Permitted Discretion); provided that US Government Accounts which are not otherwise excluded from Eligible Accounts for any other reason hereunder shall be included as Eligible Accounts notwithstanding that compliance with the Assignment of Claims Act, 31 USC §3727 has not been effected unless and until 10 Business Days after Agent shall have requested that such compliance be effected (the “Exclusion Date”), and upon such request, Borrower agrees to cooperate with Agent to execute and obtain all requisite government assignments and consents from the applicable government account debtor as soon as possible, it being understood that from the Exclusion Date until such government assignments and consents have been obtained such US Government Accounts may be excluded from Eligible Accounts in Agent’s Permitted Discretion,
(g) Accounts with respect to which the Account Debtor is a creditor of any Loan Party, has a right of setoff or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, in each case solely to the extent of such claim, right of setoff, or dispute,
(h) Accounts with respect to an Account Debtor whose total obligations owing to a Loan Party exceed 10% (except that, in the case of Wal-Mart, such percentage shall be 20%) (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Accounts that would otherwise be Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

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(i) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Loan Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,
(j) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,
(k) Accounts that are not subject to a valid and perfected first priority Agent’s Lien; provided that, without limiting the effect or application of any other exclusion in the definition of Eligible Accounts, the existence of (i) state and federal tax Liens so long as any such lien (A) is permitted under the Agreement, (B) has priority by operation of applicable law and (C) to the extent that (1) any Loan Party has knowledge of such Lien (other than an inchoate Lien) or (2) the related taxes are overdue and unpaid or (3) the applicable tax authority has recorded or filed such lien, in each case, such Loan Party shall have promptly notified Agent of the existence of such Liens and the related taxes, but in any event within 5 days thereof, (ii) the Antitrust Judgment Lien, and (iii) the Vessel Environmental Judgment Lien, shall, in each case, not result in Accounts being excluded from Eligible Accounts; provided further that Agent shall at all times have the unfettered right to establish reserves in its Permitted Discretion against any of the foregoing Liens as provided in Section 2.1(c) of the Agreement.
(l) Accounts that are subject to a Lien of any other Person (other than a Person with whom Agent entered into an intercreditor agreement subordinating such Person’s Liens to Agent’s Liens on terms satisfactory to Agent, and other than Liens constituting Permitted Liens set forth in clause (g) of the definition thereof for which Agent has received written notice thereof),
(m) Accounts with respect to which the services giving rise to such Account have not been performed and billed to the Account Debtor (it being understood that services giving rise to an account for shipment of ocean freight are deemed performed at such time as the vessel carrying such freight sets sail from the port of departure),
(n) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,
(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by any Loan Party of the subject contract for goods or service (it being understood that services giving rise to an account for shipment of ocean freight are deemed performed at such time as the vessel carrying such freight sets sail from the port of departure),
(p) Accounts with payment terms requiring that cash payment be made on the date of the performance of the underlying service,
(q) Accounts associated with volume incentive discounts (such as GL#3440000), solely to the extent of any such volume incentive discount agreed to by the Loan Parties and accrued against such Accounts,

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(r) Accounts with a remaining balance currently outstanding that is less than the original invoice amount,
(s) Accounts solely to the extent cash has been received in payment of such Accounts but unapplied to the specific invoices (such as amounts in GL#1539700), or
(t) Accounts acquired in connection with any Permitted Acquisition, until the completion of an audit of such Accounts, satisfactory to Agent in its Permitted Discretion (which audit may be conducted prior to the closing of such Permitted Acquisition).
“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $500,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $500,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $500,000,000, (d) any Affiliate (other than individuals) of a pre-existing Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrower (such approval by Borrower not to be unreasonably withheld, conditioned or delayed), and (f) during the continuation of an Event of Default, any other Person approved by Agent; provided that an “Eligible Transferee” shall not include any Loan Party or any Affiliate of any Loan Party.
“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained, funded or administered by any Loan Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding six (6) years been maintained, funded or administered by any Loan Party or any current or former ERISA Affiliate.
“Environmental Action” means any written complaint, summons, citation, directive, order, claim, litigation, investigation, judicial or administrative proceeding or judgment from any Governmental Authority, or any Person involving violations or alleged violations of Environmental Laws or releases or threatened releases of Hazardous Materials (a) from any assets, properties, or businesses of Parent, any Subsidiary of Parent, or any of their predecessors in interest, or (b) from or onto any facilities which received Hazardous Materials generated by Parent, any Subsidiary of Parent, or any of their predecessors in interest.
“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule having the force and effect of law, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

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“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Equipment” means equipment (as that term is defined in the Code).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA or Section 412 or 430 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA or Section 412 or 430 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or its Subsidiaries under IRC Section 414(o).
“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.
“Excess Availability” means, as of any date of determination, an amount equal to (a) the lesser of (i) the Maximum Revolver Amount and (ii) the Borrowing Base minus (b) the Revolver Usage minus (c) the aggregate amount, if any, of all trade payables of the Loan Parties that are more than 60 days past due, except for trade payables which are being disputed in good faith by a Loan Party.
“Excess Availability Calculation” has the meaning specified therefor in the definition of Applicable Margin.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Excluded Accounts” has the meaning specified therefor in the Security Agreement.
“Excluded Assets” has the meaning specified therefor in the Security Agreement.

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“Existing Credit Agreement” means that certain Credit Agreement, dated as of August 8, 2007, among Parent, certain Subsidiaries of Parent as guarantors, the lenders party thereto and Wells Fargo Bank, National Association (successor by merger to Wachovia Bank, National Association), as administrative agent, as amended.
“Existing Letters of Credit” means those letters of credit described on Schedule E-1 to the Agreement.
“Existing Notes” means the 4.25% Convertible Secured Notes due 2012, issued by Parent in an aggregate principal amount of $330,000,000.
“Extension of Credit” means, as the context may require, (i) the making of an Advance by a Lender or (ii) the issuance of any Letter of Credit by the Issuing Lender or the amendment, extension or renewal of any Letter of Credit; provided that “Extensions of Credit” shall not include conversions and continuations of outstanding Advances.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” means that certain fee letter, dated as of August 26, 2011, between Parent and Agent.
“Fixed Charge Coverage Ratio” means, with respect to Parent and its Subsidiaries, determined on a consolidated basis, for any Reference Period, the ratio of (a) Adjusted EBITDA for such period for such period, minus the sum of (i) Unfinanced Capital Expenditures made or incurred during such period, (ii) all federal state, and local income taxes paid in cash during such period to the extent added back in the calculation of Adjusted EBITDA for such period and (iii) Restricted Stock Payments paid in cash during such period to persons other than Parent or another Loan Party to (b) Fixed Charges for such period.
“Fixed Charges” means, with respect to any fiscal period and with respect to Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense (net of interest income and other cash offsets to Interest Expense) paid in cash during such period, (b) scheduled principal payments in respect of Funded Indebtedness that are required to be paid during such period and (c) scheduled payments after the Closing Date in respect of the Antitrust Judgment, the Vessel Environmental Judgment and any scheduled payments in connection any judgments, orders or awards entered into or existing after the Closing Date for such period, which are secured by Liens on the Collateral.

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For the purposes of calculating Interest Expense with respect to Fixed Charges for any Reference Period, if at any time during such Reference Period (and after the Closing Date), Parent or any of its Subsidiaries shall have (to the extent permitted by the Agreement) (a) converted any Indebtedness of Parent or any of its Subsidiaries into Stock of Parent or such Subsidiary or (b) repurchased or repaid any Indebtedness (other than (x) the repayment of revolving Indebtedness that does not permanently reduce the commitments therefor and Indebtedness maturing within 1 year of the date of issuance thereof and (y) repurchases or repayments of term loans, notes and other Funded Indebtedness maturing more than 1 year after the date of issuance thereof which are refinanced or replaced by other Funded Indebtedness) of Parent or any of its Subsidiaries (collectively, a “Specified Transaction”), then Interest Expense for such Reference Period shall be calculated as if such Specified Transaction occurred on the first day of such Reference Period and all Interest Expense attributable to such converted or refinanced Indebtedness shall be excluded from the calculation of Fixed Charges; provided that Interest Expense accrued prior to the Closing Date shall be measured as the actual amount thereof paid and not in accordance with the preceding provisions of this paragraph.
“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of Section 7701(a)(30) of the IRC.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Funded Indebtedness” means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Parent, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date that is renewable or extendable at the option of Parent or its Subsidiaries, as applicable, to a date more than one year from such date, including, in any event, but without duplication, with respect to Parent and its Subsidiaries, the Revolver Usage, and the amount of their Capitalized Lease Obligations.
“Funding Date” means the date on which a Borrowing occurs.
“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.
“GAAP” means, subject to the limitations and application thereof set forth in Section 1.2, generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

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“Guarantors” means (a) each Domestic Subsidiary of Parent (other than any Immaterial Subsidiary and any other Subsidiary that is not required to become a Guarantor pursuant to Section 5.11), (b) Parent and (c) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement, and “Guarantor” means any one of them.
“Guaranty” means that certain general continuing guaranty, dated as of even date with the Agreement, executed and delivered by each extant Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance reasonably satisfactory to Agent.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code, including, without limitation, any rate swap agreement, forward rate agreement, commodity swap, commodity option (including with respect to commodities, raw materials, emission rights and weather related risks or assets), interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option (including in each case with respect to any indexes in respect of any of the foregoing, and any other similar agreement.
“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of a Loan Party arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.
“Hedge Provider” means any Lender or any of its Affiliates; provided, however, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until Agent shall have received a Bank Product Provider Agreement from such Person and with respect to the applicable Hedge Agreement within 10 days after (a) the execution and delivery of such Hedge Agreement with any Loan Party or (b) if such Person entered into such Hedge Agreement prior to the Closing Date, the Closing Date; provided further, however, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

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“Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
“Immaterial Subsidiary” means a direct or indirect Subsidiary of Parent with respect to which each of the following is satisfied: (a) the aggregate net sales of such Subsidiary are less than $2,000,000 for the period of 12 months most recently ended prior to such Subsidiary being designated an Immaterial Subsidiary, (b) the book value of the tangible assets of such Subsidiary is less than $1,500,000, (c) after giving pro forma effect to the designation of such Subsidiary as an Immaterial Subsidiary, (i) the aggregate net sales of all Subsidiaries that are not Guarantors for the 12 months most recently ended prior to such designation do not exceed $5,000,000 and (ii) the aggregate book value of the tangible assets of all Immaterial Subsidiaries does not exceed $5,000,000, (d) Parent has designated such Subsidiary as an Immaterial Subsidiary under the Agreement and Parent has provided written notice to Agent in reasonable detail of such designation within 5 days after designation thereof, (e) such Subsidiary does not own any Stock or hold any Lien on any property of a Loan Party and (f) such Subsidiary has never been a Loan Party after being an Immaterial Subsidiary.
“Increase Closing Date” has the meaning specified therefor in Section 2.14(d).
“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Stock of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. Notwithstanding the foregoing, “Indebtedness,” except for purposes of Section 8.7, shall not include obligations under any unsecured settlement or plea agreements or similar arrangements providing for the payment of judgments, decrees, orders, awards, settlements or fines. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.
“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

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“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.
“Indirect Purchasers Settlement” means the $1,800,000 settlement of the investigation by the Puerto Rico office of Monopolistic Affairs and the lawsuit filed by the Commonwealth of Puerto Rico and the class action lawsuit in the indirect purchasers case.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among Parent, Borrower, Agent, and the applicable trustee under each of the Secured Notes.
“Interest Expense” means, for any period, the aggregate of the interest expense of Parent for such period, determined on a consolidated basis in accordance with GAAP.
“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3, or 6 months thereafter and 9 or 12 months thereafter, if available to, and consented to by, each Lender; provided, however, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a month (or on a day for which there is no numerically corresponding day in the month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the month that is 1, 2, or 3, or 6 months after (or 9 or 12 months after, if available to, and consented to by, each Lender) the date on which the Interest Period began, as applicable, and (d) Borrower may not elect an Interest Period which will end after the Maturity Date.
“Inventory” means inventory (as that term is defined in the Code).
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers, directors (or the equivalent) and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items, in each case, that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The value of an Investment shall be determined based on its cost on the date each such Investment was made, minus all capital returned and sale proceeds received in respect thereof, and without giving effect to any other subsequent changes in value.

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“IRC” means the Internal Revenue Code of 1986, as amended from time to time.
“Issuing Lender” means WFCF (or one of its Affiliates).
“Lender” has the meaning specified therefor in the preamble to the Agreement, shall include the Issuing Lender and the Swing Lender, and shall also include any Assignee made a party to the Agreement pursuant to and in accordance with the provisions of Section 13.1 of the Agreement, and “Lenders” means each of the Lenders or any one or more of them.
“Lender Group” means each of the Lenders (including the Issuing Lender and the Swing Lender) and Agent, or any one or more of them.
“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Loan Party under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with the Loan Parties under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and uniform commercial code searches and including searches with the patent and trademark office, the copyright office, or, if applicable, the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (d) out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the Transactions or any transactions contemplated by the Loan Documents, (h) Agent’s reasonable costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending the Loan Documents, (i) Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants,

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and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of the other Loan Parties or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral, and (j) usage charges, charges, fees, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time imposed by the Underlying Issuer or incurred by the Issuing Lender in respect of Letters of Credit and out-of-pocket charges, fees, costs and expenses paid or incurred by the Underlying Issuer or Issuing Lender in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder.
“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.
“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Lender or a letter of credit (as that term is defined in the Code) issued by Underlying Issuer, as the context requires, including each Existing Letter of Credit.
“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while such Letters of Credit is outstanding) to be held by Agent for the benefit of the Applicable Party in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and the Issuing Lender, terminating all of such beneficiaries’ rights under the Letters of Credit or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit). “Applicable Party” means (i) prior to termination of the of the Lenders obligations to purchase participations in Letters of Credit, those Lenders with a Revolver Commitment, and (ii) thereafter, the Issuing Lender.
“Letter of Credit Disbursement” means a payment made by Issuing Lender or Underlying Issuer pursuant to a Letter of Credit.
“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.
“Leverage Ratio” means, as of the last day of any fiscal month, the ratio of (a) the amount of Funded Indebtedness as of such date, to (b) Adjusted EBITDA for the Reference Period ended as of such date.

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“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.
“LIBOR Notice” means a written notice in the form of Exhibit L-1.
“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.
“LIBOR Rate” means the rate per annum rate determined by Agent pursuant to the following formula:

LIBOR Rate =	LIBOR Base Rate
1.00-LIBOR Reserve Percentage
“LIBOR Base Rate” means the rate per annum rate appearing on Macro*World’s (www.mworld.com; the “Service”) Page BBA LIBOR — USD (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.
“LIBOR Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day applicable to member banks under regulations issued from time to time by the Federal Reserve Bank for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to LIBOR Rate Loans (currently referred to as “Eurocurrency liabilities”). The LIBOR Rate for each outstanding LIBOR Rate Loan shall be adjusted automatically as of the effective date of any change in the LIBOR Reserve Percentage.
“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

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“Loan Documents” means the Agreement, the Intercreditor Agreement, any Borrowing Base Certificate, the Controlled Account Agreement, the Control Agreements, the Copyright Security Agreement, the Fee Letter, the Guaranty, the Letters of Credit, the Mortgages, the Vessel Fleet Mortgages, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrower evidencing Obligations under the Agreement and payable to any member of the Lender Group, any Letter of Credit application or Letter of Credit agreement entered into by Borrower in connection with the Agreement, and any other instrument or agreement entered into, now or in the future, by Parent or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.
“Loan Party” means Borrower or any Guarantor.
“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Material Adverse Change” means (a) a material adverse change in, or material adverse effect on, the business, affairs, properties, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) of Parent and its Subsidiaries, taken as a whole (b) a material impairment of Parent’s and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Parent or its Subsidiaries; provided, however, that none of the following will be deemed to constitute, individually or in the aggregate, a Material Adverse Change:
(i) the negative changes, if any, in the financial position and results of operations of Parent since December 26, 2010, as reflected in Part I, item 1 of the 10Q Report for the quarter ended June 26, 2011 (the “10Q Report”); (ii) the performance of the business and operations of Parent and its Subsidiaries for any period prior to the Closing Date in a manner materially consistent with Parent’s financial projections previously delivered to the Agent and dated August 3, 2011 (for the avoidance of doubt, any decrease of projected adjusted trailing 12-month Adjusted EBITDA from the amounts reflected in such projections of not more than 22.75% would be considered materially consistent); (iii) notice of the delisting of Parent’s shares so long as Parent is diligently pursuing a plan of action with the New York Stock Exchange to avoid a delisting; (iv) (a) any workforce reductions (and any related restructuring costs) occurring prior to the date hereof and disclosed in Part I, item 1 of the 10Q Report under the heading “Restructuring”, (b) Parent’s senior management changes occurring after December 26, 2010 described in Part II, item 7 of Parent’s annual report on Form 10-K for the year ended December 26, 2010 (the “10K Report”) under the heading “Recent Developments” and (c) the separation and compensation obligations relating to Parent’s former CEO, interim CEO and any permanent CEO disclosed in Part I, item 1 and Part I, item 7 of the 10K Report and Part I, item 2 of the 10Q Report under the heading “Executive Overview”; (v) (a) the existence of the litigation matters, judgments and settlements, and the payments of the respective amounts of such judgments and settlements, and the payment of legal fees and expenses incurred in connection with such matters, judgments and settlements, described in Part II, item 1 of the 10Q Report, the actual settlement of which such non-antitrust litigation matters does not exceed $7,500,000 in the aggregate and (b) settlement and other similar items disclosed in writing to, and agreed to by, the Agent prior to the date of the Commitment Letter, in amounts less than or equal to the amounts disclosed in writing to, and agreed to in writing by, the Agent prior to the date of the Commitment Letter; (vi) the contraction in liquidity described in Part I, item 2 of the 10Q Report under the heading “Liquidity Outlook”; and (vii) the Non-Domestic Reorganization to the extent the actual cost and expenses therefor do not exceed the amount agreed to in writing by Agent prior to the Closing Date.

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Notwithstanding anything herein to the contrary, the foregoing clauses in the proviso immediately above shall not be construed as precluding any material worsening of any of the circumstances or conditions described in such clauses which worsening causes a material adverse change in or has a material adverse effect on the business, affairs, properties, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) of Parent and its Subsidiaries, taken as a whole, from constituting a Material Adverse Change.
“Material Contract” means, with respect to any Loan Party, all contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.
“Maturity Date” has the meaning specified therefor in Section 3.3 of the Agreement.
“Maximum Revolver Amount” means $100,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement or increased pursuant to Section 2.14.
“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.
“Mortgage Policy” has the meaning specified therefor in Schedule 3.6.
“Mortgage Trustee” means the “Mortgagee” as defined in the applicable Vessel Fleet Mortgage.
“Mortgaged Vessel” means each Vessel and appurtenance thereto owned by any Loan Party and identified as such on Schedule 4.28 and each other Vessel and all appurtenances thereto with respect to which a Vessel Fleet Mortgage is granted pursuant to the Loan Documents.
“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Parent or its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

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“Net Cash Proceeds” means, with respect to any sale or disposition by Parent or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Parent or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any such asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such assets) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such sale or disposition, (iii) any payment with respect to liabilities associated with such assets or assets and retained by Parent or any of its Subsidiaries after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (iv) any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released) and (v) taxes paid or payable to any taxing authorities by Parent or such Subsidiary as a result of such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are properly attributable to such transaction.
“Non-Domestic Reorganization” means the complete or partial shut-down, wind-down closure, restructuring, reorganization, consolidation or reduction of the Non-Domestic Service.
“Non-Domestic Reorganization Charges” means any and all reasonable fees, costs, charges, expenses or liabilities associated with, or resulting from, the Non-Domestic Reorganization, including without limitation (i) such fees, costs, charges, expenses or liabilities resulting from, or associated with, the sale, disposition, trade-in, lease, sub-lease, use or maintenance of Vessels and any other related assets, (ii) such fees, costs, charges, expenses or liabilities resulting from, or associated with, the storage, parking, docking, dry-docking, repair, refurbishment or reflagging of Vessels and other related assets and (iii) such fees, costs, charges, expenses or liabilities resulting from, or associated with the compliance with any agreements relevant to the Non-Domestic Service, and/or the buy-down or early termination or breach of any such agreement, including any early termination payments, lease and/or sub-lease payments (including any such payments resulting from an early-termination or a termination in breach of the terms and conditions of any relevant agreement), breakage costs, indemnities, premiums, off-sets, make-whole payments, parking charges, penalties, fines and any litigation, settlement and/or work-out fees, costs, charges, expenses and/or liabilities in connection with any of the foregoing.
“Non-Domestic Service” means the non-domestic service provided by Parent and its Subsidiaries using vessels not qualified for operation in the coastwise trade of the United States.
“Non-Domestic Services Losses Schedule” means that certain schedule of Non-Domestic Service losses referred to clause (xxii) of the definition of Adjusted EBITDA and delivered to Agent after the Closing Date pursuant to Section 3.6.

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“Non-Loan Party” means any Subsidiary of Parent that is not a Loan Party.
“Noticed Bank Product Obligations” means (a) all Bank Product Obligations of Wells Fargo and its Affiliates and (b) those Bank Product Obligations of other Bank Product Providers for which Agent has received a Bank Product Provider Agreement within 10 days after the date of the provision of such Bank Product to a Parent or its Subsidiaries, as such Noticed Bank Product Obligations may be adjusted from time to time pursuant to a written report delivered in accordance with the applicable Bank Product Provider Agreement; provided that (i) no Noticed Bank Product Obligations may be established or increased (A) at any time that an Event of Default exists or (B) if a reserve in the amount of such established or increased Bank Product Obligations would cause an Overadvance and (ii) for any Bank Product Obligations existing on the Closing Date, Agent shall have received a Bank Product Provider Agreement within 10 days after the Closing Date.
“Obligations” means (a) all loans (including the Advances (inclusive of Revolver Loans, Protective Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by Borrower or any other Loan Party to an Underlying Issuer now or hereafter arising from or in respect of an Underlying Letters of Credit, and (c) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Overadvance” has the meaning specified therefor in Section 2.5 of the Agreement.

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“Parent” has the meaning specified thereof in the preamble to the Agreement.
“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Participant Register” has the meaning specified therefor in Section 13.1(i) of the Agreement.
“Patent Security Agreement” has the meaning specified therefor in the Security Agreement.
“Patriot Act” has the meaning specified therefor in Section 4.18 of the Agreement.
“Payoff Date” means the first date on which all of the Obligations are paid in full and the Revolver Commitments of the Lenders are terminated.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the IRC and which (a) is maintained, funded or administered by any Loan Party or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained, funded or administered any Loan Party or any current or former ERISA Affiliates.
“Permitted Acquisition” means any Acquisition by Parent or a Loan Party so long as:
(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,
(b) no Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (f), (g), (m) or (x) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent or its Subsidiaries as a result or such Acquisition other than Permitted Liens,
(c) Borrower has provided Agent with due diligence materials relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance reasonably satisfactory to Agent,

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(d) Adjusted EBITDA (calculated as if the assets being acquired or the Person whose Stock is being acquired is Parent and its Subsidiaries on a consolidated basis for purposes of the definition of Adjusted EBITDA) attributable to the assets being acquired or the Person whose Stock is being acquired for the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition is not negative by more than 5% of Parent and its Subsidiary’s Adjusted EBITDA for then most recent Reference Period for which a Compliance Certificate containing a calculation thereof has been delivered to Agent,
(e) Borrower has provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,
(f) the assets being acquired (other than a de minimis amount of assets in relation to Parent’s and its Subsidiaries’ total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business reasonably related thereto,
(g) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States or any State, commonwealth, territory or possession thereof,
(h) the subject assets or Stock, as applicable, are being acquired directly by Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, Borrower or the applicable Loan Party shall have complied with Section 5.11 or 5.12, as applicable, of the Agreement, and
(i) the Specified Condition is satisfied and at least 5 Business Days prior to the anticipated closing date of the proposed Acquisition, Agent shall have received a certificate of a Responsible Officer of Parent demonstrating that the Specified Condition has been satisfied (and attaching the calculations with respect thereto).
“Permitted Additional Pari Passu Obligations” has the meaning specified therefor in the applicable Secured Notes Documents as in effect on the Closing Date.
“Permitted Discretion” means a determination made in good faith in the exercise of reasonable (from the perspective of an asset-based secured lender) business judgment.
“Permitted Dispositions” means:
(a) sales, abandonment, or other dispositions of equipment, machinery or other similar tangible assets that are (i) substantially worn, damaged, or obsolete or (ii) no longer used or useful in the business of Parent and its Subsidiaries,

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(b) sales of Inventory or damaged or abandoned or seized cargo to buyers in the ordinary course of business,
(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,
(d) the licensing of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business in a manner that does not materially impair the conduct of the business or the value of the ABL Priority Collateral,
(e) the granting of Permitted Liens,
(f) the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,
(g) any involuntary loss, damage or destruction of property,
(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,
(i) the leasing or subleasing of assets of Parent or its Subsidiaries in the ordinary course of business, or assets related to the Non-Domestic Service,
(j) (i) the sale or issuance of Stock (other than Prohibited Preferred Stock) of Parent, (ii) the sale or issuance of Stock of any Loan Party to any other Loan Party, (iii) sale or issuance of Stock of any Non-Loan Party to any Non-Loan Party, and (iv) the sale or issuance of Stock of any Non-Loan Party to any Loan Party in connection with a Permitted Investment by such Loan Party,
(k) the lapse of or abandonment of patents, trademarks and other intellectual property of Parent and its Subsidiaries to the extent such asset is not material to the conduct of their business,
(l) the making of a Permitted Restricted Stock Payment,
(m) the making of a Permitted Investment,
(n) the Non-Domestic Reorganization,
(o) the disposition of cranes and related assets (or interests therein) located in Puerto Rico, Guam or Hawaii or originally purchased for use in Alaska;

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(p) the sale, wind-up, shutdown or other disposition (in one or more transactions) of all or substantially all of the current business of Horizon Logistics, LLC and its Subsidiary Aero Logistics, LLC as integrated third-party logistics providers of transportation and distribution solutions (including transportation management, full truckload and less-than truckload transportation brokerage, international ocean transportation as a Non-Vessel Operating Common Carrier, expedited ground and international air, and warehousing and distribution services) to client-shippers requiring transportation services principally to, from and within North America (such business, the “Logistics Business”), whether such sale or sales, wind-up, shutdown or other dispositions are consummated pursuant to one or more dispositions of the Stock in such Subsidiaries and/or pursuant to one or more dispositions of the assets and liabilities of the Logistics Business,
(q) dispositions of assets (i) to any Loan Party, (ii) by any Non-Loan Party to any other Non-Loan Party and (iii) by any Loan Party to any Non-Loan Party in connection with a Permitted Investment by such Loan Party or otherwise made in compliance with Section 6.12(a), and
(r) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, dispositions of assets (other than ABL Priority Collateral, Stock of Subsidiaries of Parent, or Material Contracts) not otherwise permitted in clauses (a) through (m) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in all such dispositions since the Closing Date (including the proposed disposition) would not exceed $15,000,000, provided that substantially concurrently with the disposition of any Accounts included in the Borrowing Base as a result of a Permitted Disposition, the Borrower shall deliver a revised Borrowing Base Certificate reflecting such disposition.
“Permitted Indebtedness” means:
(a) Indebtedness evidenced by the Agreement or the other Loan Documents, as well as Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,
(b) Indebtedness (other than Purchase Money Indebtedness) set forth on Schedule 4.19 and any Refinancing Indebtedness in respect of such Indebtedness (other than the Existing Notes),
(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,
(d) endorsement of instruments or other payment items for deposit,
(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Parent or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

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(f) Indebtedness of Parent that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) such Indebtedness is not incurred for working capital purposes, and (iii) such Indebtedness does not mature prior to the date that is 91 days after the Maturity Date,
(g) Acquired Indebtedness in an amount not to exceed $5,000,000 outstanding at any one time,
(h) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds,
(i) Indebtedness owed to any Person providing property, casualty, liability, or any other insurance to Parent or any of its Subsidiaries and other similar or deferred payment obligations in respect of insurance, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost (and related fees, costs and expenses) of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,
(j) the incurrence by Parent or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes,
(k) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or Cash Management Services, in each case, incurred in the ordinary course of business,
(l) unsecured Indebtedness of Parent owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Parent of the Stock of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, and (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $2,500,000,
(m) Indebtedness owing to sellers of assets or Stock to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such unsecured Indebtedness does not exceed $10,000,000 at any one time outstanding and (ii) it is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Agent,
(n) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of Parent or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,
(o) Indebtedness constituting Permitted Investments,

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(p) Indebtedness of the Loan Parties consisting of:
(i) the Secured Notes (First Lien) in an aggregate principal amount not to exceed $225,000,000 at any time outstanding less the aggregate amount of principal repayments and redemptions with respect thereto made after the Closing Date, and Refinancing Indebtedness in respect thereof,
(ii) the Secured Notes (Second Lien) in an aggregate principal amount not to exceed $100,000,000 at any time outstanding less the aggregate amount of principal repayments and redemptions with respect thereto made after the Closing Date, and Refinancing Indebtedness in respect thereof,
(iii) the Secured Notes (Convertible) in an aggregate principal amount not to exceed $280,000,000 at any time outstanding less the aggregate amount of conversions into common Stock of Parent, principal repayments and redemptions with respect thereto made after the Closing Date, and Refinancing Indebtedness in respect thereof,
(iv) the Additional Notes and Permitted Additional Pari Passu Obligations to the extent permitted to be issued and outstanding under the Secured Notes Documents as in effect on the date hereof in an aggregate outstanding principal amount, together with the aggregate principal amount of Vessel Financing Debt, not to exceed $50,000,000 at any time outstanding less the aggregate amount of principal repayments and redemptions with respect thereto made after the Closing Date (and Refinancing Indebtedness in respect of the foregoing), and provided that, in each case, such Refinancing Indebtedness has no scheduled amortization or scheduled payment of principal prior to the 91st day after the Maturity Date,
(q) Indebtedness in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, health, disability or other benefits to employees or former employees and their families, bankers’ acceptances, performance, completion and surety bonds, completion guarantees and similar obligations in the ordinary course of business,
(r) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days and does not exceed $2,500,000 in the aggregate,
(s) to the extent constituting Indebtedness, obligations in respect of bankers’ acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided in the ordinary course of business in an aggregate amount not to exceed $2,500,000,

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(t) Indebtedness in the form of unsecured notes to fund non-pro rata Stock buyback(s) in an amount not to exceed the minimum amount necessary to ensure compliance by any Loan Party of its agreement to be and remain a “citizen of the United States” within the meaning of 46 U.S.C. § 50501(a) and (d), eligible to own and operate vessels in the coastwise trade of the United States; provided that such Indebtedness has no scheduled amortization or payment of principal prior to the 91st day after the Maturity Date,
(u) Indebtedness incurred to finance the replacement (through construction, acquisition, lease or otherwise) of one or more Vessels and the Vessel Related Assets in respect thereof, upon a total loss (including without limitation with respect to a Vessel, an actual, constructive, compromised, agreed or arranged total loss of such Vessel), destruction, condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel (provided that such loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel was covered by insurance or resulted in the actual payment of compensation, indemnification or similar payments to such Person (collectively, a “Total Loss”)) in an aggregate amount no greater than the Ready for Sea Cost for such replacement Vessel, in each case, less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) actually received by Parent or any of its Subsidiaries from any Person in connection with the Total Loss in excess of amounts actually used to repay Indebtedness secured by the Vessel subject to the Total Loss,
(v) Indebtedness incurred in relation to (i) maintenance, repairs, refurbishments and replacements required to maintain the classification of or the U.S. Coast Guard-issued Certificate of Inspection for any of the Vessels owned, leased or bareboat chartered to or by the any Loan Party or any Subsidiary thereof, (ii) drydocking of any of the Vessels owned or leased by any Loan Party or any Subsidiary thereof for maintenance, repair, refurbishment or replacement purposes in the ordinary course of business; and (iii) any expenditures which will or may be reasonably expected to be recoverable from insurance on such Vessels,
(w) Indebtedness (which may include, for the avoidance of doubt, deferred or installment payment obligations) (“Vessel Financing Debt”), in an aggregate principal amount, together with the aggregate principal amount of Indebtedness outstanding pursuant to clause (p)(iv) above, not to exceed $50,000,000, incurred in order to repurchase, repay, refinance, redeem, defease or otherwise retire for value the all or any portion of the obligations of any Loan Party or any Subsidiary thereof with respect to ship financing arrangements (including those related to the Non-Domestic Service) in existence on the Closing Date, and any Refinancing Indebtedness in respect thereof, provided that (a)(i) the affirmative covenants and negative covenants (including financial maintenance covenants) are customary for financings of the applicable type of Permitted Indebtedness and, in any event, no more restrictive than the Loan Documents, (ii) the cross default provisions are not materially less favorable to the Loan Parties than those contained in the Secured Notes Documents as in effect on the Closing Date, and (iii) the other terms and conditions thereof (other than those covered by clause (b) or (c) below), taken as a whole, are not materially less favorable to the Loan Parties than those contained in the Secured Notes Documents as in effect on the Closing Date, in each case except to the extent approved by Agent (such approval not to be unreasonably withheld, delayed or conditioned), (b) the scheduled amortization for such Indebtedness shall be no greater than the scheduled amortization for the Secured Notes (First Lien) as in effect on the Closing Date for any period on or prior to the 91st day following the Maturity Date, (c) the interest rates for any cash-pay interest (or portion of the total interest rate required to be regularly paid in cash), for such Indebtedness shall be no greater than 2.00% in excess of the applicable interest rates for the Secured Notes (Second Lien) as in effect on the Closing Date for any period on or prior to the 91st day following the Maturity Date, and (d) such Indebtedness shall have a maturity date at least 91 days after the Maturity Date,

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(x) additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (x), not to exceed $20,000,000, and
(y) the payment obligations with respect to the Antitrust Judgment and the Vessel Environmental Judgment.
Notwithstanding anything in the foregoing to the contrary, the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment or accrual of premiums, fees and expenses in cash or in the form of additional Indebtedness shall not be deemed to be existing, or an incurrence of Indebtedness, for purposes any basket amount in this definition.
“Permitted Intercompany Investments” means Investments made by (a) a Loan Party to or in another Loan Party (other than Parent), (b) a Non-Loan Party to or in another Non-Loan Party, (c) a Non-Loan Party to or in a Loan Party, so long such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent and (d) a Loan Party to or in a Non-Loan Party so long as (i) the amount of such loans (together with all Investments made pursuant to clause (o) of the definition of Permitted Investments) does not exceed $2,500,000 outstanding at any one time and (ii) no Default or Event of Default has occurred and is continuing or would result therefrom.
“Permitted Investments” means:
(a) Investments in cash and Cash Equivalents,
(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
(c) advances made in connection with purchases of goods or services in the ordinary course of business,
(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,
(e) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1,
(f) guarantees permitted under the definition of Permitted Indebtedness,

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(g) Permitted Intercompany Investments,
(h) Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,
(i) deposits of cash made in the ordinary course of business to secure performance of operating leases,
(j) non-cash loans to employees, officers, and directors of Parent or any of its Subsidiaries for the purpose of purchasing Stock in Parent so long as the proceeds of such loans are used in their entirety to purchase such stock in Parent,
(k) Permitted Acquisitions,
(l) Investments in the form of capital contributions and the acquisition of Stock made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Stock of Parent),
(m) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,
(n) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,
(o) any Investments received in compromise or resolution of litigation, arbitration or other disputes,
(p) Investments resulting from Hedging Obligations,
(q) loans and advances to officers, directors or employees (i) for business-related travel expenses, moving expenses and other similar expenses, including as part of a recruitment or retention plan, in each case incurred in the ordinary course of business, (ii) required by applicable employment laws and (iii) other loans and advances not to exceed $2,000,000 at any one time outstanding,
(r) prepaid expenses, and lease, utility, workers’ compensation and other deposits, if created, acquired or entered into in the ordinary course of business,
(s) payroll, business-related travel, and similar advances to cover matters that are expected at the time of such advances to be ultimately treated as expenses for accounting purposes and that are made in the ordinary course of business,
(t) Investments resulting from the prepayment of obligations of Parent and/or any of its Subsidiaries related to the payment or prepayment of ship financing arrangements (including those related to the Non-Domestic Service) in existence on the Closing Date or otherwise resulting from the Non-Domestic Reorganization,

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(u) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any other Investments (together with all Loans made pursuant to clause (d) of the definition of Permitted Intercompany Investments) in an aggregate amount not to exceed $5,000,000 during the term of the Agreement, and
(v) additional Investments not otherwise permitted in clauses (a) through (u) above so long as the Specified Condition is satisfied, provided that no Acquisition shall be permitted hereunder that is not a Permitted Acquisition.
“Permitted Liens” means
(a) Liens granted to, or for the benefit of, Agent to secure the Obligations,
(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that (i) are not yet delinquent, (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests, or (iii) have priority by operation of applicable law, are the subject of Permitted Protests and, to the extent that (A) any Loan Party has knowledge of such Lien (other than an inchoate Lien) or (B) the related taxes, assessments, charges or levies are overdue and unpaid or (C) the applicable Governmental Authority has recorded or filed such lien, in each case, such Loan Party shall have promptly notified Agent of the existence of such Liens and the related taxes, assessments, charges or levies but in any even within 5 days of such recording or filing),
(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,
(d) Liens set forth on Schedule P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,
(e) the rights, interests, Liens or title of lessors and sub-lessors under leases and licensors under license agreements or in the property being leased or licensed,
(f) purchase money Liens or the interests of lessors and sub-lessors under Capital Leases and/or Sale/Leaseback Transactions to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

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(g) statutory Liens arising in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,
(h) Liens on amounts deposited to secure Parent’s and its Subsidiaries obligations in connection with worker’s compensation or other unemployment insurance, employee-loyalty and/or disability benefits, and/or casualty insurance or self-insurance,
(i) Liens on amounts deposited to secure Parent’s and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,
(j) Liens on amounts deposited to secure Parent’s and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,
(k) with respect to any Real Property, easements, rights of way, encroachments, zoning restrictions, title irregularities and similar matters or restrictions that do not materially interfere with or impair the use or operation thereof,
(l) licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business in any manner that does not materially impair the conduct of the business or the value of the ABL Priority Collateral,
(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,
(n) rights of setoff, bankers’ liens and other Liens upon deposit accounts, securities accounts or commodities accounts in favor of banks or other depository intermediary or brokerage institutions, solely to the extent incurred (i) in connection with the maintenance of such deposit accounts, securities accounts or commodities accounts in the ordinary course of business or (ii) in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or Cash Management Services, in each case, incurred in the ordinary course of business,
(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums and other similar deferred payment obligations in connection therewith securing the financing of insurance premiums and other similar deferred payment obligations in connection therewith to the extent the financing is permitted under the definition of Permitted Indebtedness,
(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,
(q) Liens solely on any earnest money deposits made by Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

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(r) Liens on assets (other than ABL Priority Collateral) in connection with Indebtedness permitted under clause (f) of Permitted Indebtedness; provided that such Indebtedness is subject to an intercreditor agreement having terms reasonably satisfactory to Agent,
(s) Liens on assets (other than ABL Priority Collateral) in connection with Indebtedness permitted under clause (m) of Permitted Indebtedness; provided that such Indebtedness is subject to an intercreditor agreement having terms reasonably satisfactory to Agent,
(t) Liens assumed by Parent or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness,
(u) (i) Liens on the Collateral securing Indebtedness permitted under clause (p) of the definition of Permitted Indebtedness (other than clause (iv)), and (ii) Liens securing Indebtedness permitted under clause (p)(iv) of the definition of Permitted Indebtedness; provided that the holders of such Indebtedness (or their authorized representatives on their behalf) shall have entered into a joinder to the Intercreditor Agreement or such other documentation reasonably satisfactory to Agent agreeing to be bound by the terms thereof and to have the same rights and obligations thereunder as holders of the Secured Notes,
(v) Liens to secure the performance of tenders, completion guarantees, statutory obligations, surety, environmental or appeal bonds, bids, leases, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business,
(w) to the extent constituting Liens, options, put and call arrangements, rights of first refusal and similar rights relating to Permitted Investments in joint ventures,
(x) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Loan Parties or any of their Subsidiaries in the ordinary course of business or other precautionary UCC financing statement filings,
(y) Liens on Vessels and Vessel Related Assets incurred in the ordinary course of business of the Loan Parties or their Subsidiaries arising from Vessel chartering, drydocking, maintenance, repair, refurbishment or replacement, the furnishing of supplies, bunkers and other necessaries to Vessels and Vessel Related Assets, repairs and improvements to Vessels and Vessel Related Assets, crews’ wages, the wages of a stevedore, maritime Liens, Liens covered by insurance and any deductible applicable thereto, and other Liens filed in respect of any Vessel not otherwise constituting Permitted Liens under the foregoing of this clause (w) or clause (x); provided that the Loan Party shall cause any such Lien to be removed within 30 days of obtaining knowledge thereof except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Loan Party has set aside on its books adequate reserves with respect thereto to the extent required by GAAP, (iii) such contest effectively suspends the enforcement of such Lien securing such obligation and (iv) neither the Vessel nor any interest therein has been arrested by reason thereof or would be in any danger of being sold, forfeited or lost during the pendency of such contest,

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(z) Liens on Vessels and Vessel Related Assets for salvage (including contract salvage) and general average,
(aa) Liens on Vessels and Vessel Related Assets securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, a Vessel (which term, for purposes of this clause (z), shall include the Capital Stock of a Person substantially all of the assets of which are Vessels and Vessel Related Assets, as the context may require), provided that (i) the principal amount of Indebtedness secured by such a Lien does not exceed (x) with respect to Indebtedness incurred to finance the construction of such Vessel, 87.5% of the sum of (1) the contract price pursuant to the Vessel Construction Contract for such Vessel and (2) any other Ready for Sea Cost for such Vessel, and (y) with respect to Indebtedness Incurred to finance the acquisition of such Vessel, 87.5% of the sum of (1) the contract price for the acquisition of such Vessel and (2) any other Ready for Sea Cost of such Vessel, (ii) in the case of Indebtedness that matures within nine months after the incurrence of such Indebtedness, the principal amount of Indebtedness secured by such a Lien shall not exceed the fair market value, as determined in good faith by the Board of Directors of Parent, of such Vessel at the time such Lien is incurred, (iii) in the case of a Sale/Leaseback Transaction, the principal amount of Indebtedness secured by such a Lien shall not exceed the fair market value, as determined in good faith by the Board of Directors of Parent, of such Vessel at the time such Lien is incurred and (iv) in the case of Indebtedness representing Capital Lease Obligations relating to a Vessel, the principal amount of Indebtedness secured by such a Lien shall not exceed 100% of the sum of (1) the fair market value, as determined in good faith by the Board of Directors of Parent, of such Vessel at the time such Lien is incurred and (2) any Ready for Sea Costs for such Vessel, provided, further, however that such Lien may not extend to any other property owned by such Loan Party or any of its Subsidiaries at the time the Lien is incurred and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien,
(bb) Liens on Vessels and Vessel Related Assets in favor of the Maritime Administration in respect of guaranties provided thereby of Indebtedness incurred by the Loan Parties and their Subsidiaries for the purposes of acquiring or constructing new Vessels pursuant to 46 U.S.C. Chapter 537,
(cc) Liens on Collateral securing Vessel Financing Debt ranking junior to the Agent’s Liens on the ABL Priority Collateral; provided that such Indebtedness is subject to an intercreditor agreement with terms and conditions that are at least as favorable to Agent and the Lender Group as those in the Intercreditor Agreement (or otherwise reasonably satisfactory to Agent) in form and substance reasonably satisfactory to Agent,
(dd) Liens on assets (other than ABL Priority Collateral) securing Indebtedness incurred pursuant to clause (x) of the definition of Permitted Indebtedness; provided that (i) Agent has received written notice of the incurrence of such Indebtedness and (ii) if requested by Agent in its Permitted Discretion, such Indebtedness is subject to an intercreditor agreement having terms reasonably satisfactory to Agent, and

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(ee) Liens on assets (other than ABL Priority Collateral) not otherwise permitted under clauses (a) though (dd) above securing obligations in an amount not to exceed $1,500,000 at any time outstanding.
“Permitted Preferred Stock” means and refers to any Preferred Stock issued by Parent (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.
“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent’s or its Subsidiaries’ books and records in such amount as is required under GAAP and (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness in an aggregate principal amount outstanding at any one time not in excess of $25,000,000.
“Permitted Restricted Debt Payments” means:
(a) Refinancing Indebtedness thereof permitted by Section 6.1,
(b) the payment of scheduled principal installments, if any, and interest in respect of subordinated Indebtedness (other than any such payment prohibited by the subordination provisions thereof),
(c) the payment of scheduled principal installments in respect of the Senior Notes and interest in respect thereof,
(d) Restricted Debt Payments of Indebtedness constituting Permitted Intercompany Investments; provided that no Default or Event of Default is continuing or would result therefrom,
(e) the conversion of the Secured Notes (Convertible) into common Stock of Parent (or into instruments representing rights with respect to common Stock),
(f) Restricted Debt Payments of the Senior Notes solely with the proceeds from any sale or other disposition of Secured Notes Priority Collateral and any premium owed with respect to such principal payment, and
(h) additional Restricted Debt Payments of the Senior Notes not otherwise permitted in clauses (a) through (f) above so long as the Specified Condition is satisfied.

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“Permitted Restricted Stock Payments” means:
(a) (i) Restricted Stock Payments made by any Subsidiary of Parent to Parent or any wholly-owned Subsidiary of Parent and (ii) Restricted Stock Payments made in cash by any non-wholly-owned Subsidiary of Parent to its shareholders generally so long as Parent or its respective Subsidiary which owns the Stock in the Subsidiary paying such Restricted Stock Payments receives at least its proportionate share thereof (based upon its relative holding of the Stock in the Subsidiary paying such Restricted Stock Payments and taking into account the relative preferences, if any, of the various classes of Stock of such Subsidiary and any requirements imposed by applicable law); provided that any Restricted Stock Payment made by a Loan Party pursuant to clause (i) immediately above to a wholly-owned Subsidiary that is not a Loan Party may only be made if (1) no Default or Event of Default is continuing or would result therefrom and (2) such wholly-owned Subsidiary promptly distributes and/or transfer any assets received pursuant to such Restricted Stock Payment (directly or indirectly through other wholly-owned Subsidiaries) to a Loan Party,
(b) the redemption or purchase shares of Parent’s common Stock or options to purchase Parent’s common Stock, as the case may be, held by former officers or employees of Parent or any of its Subsidiaries following the death, disability, retirement or termination of employment of such officers or employees, provided that (i) the only consideration paid by Parent in respect of such redemptions and/or purchases shall be cash, and (ii) the aggregate amount paid by Parent in cash in respect of all such redemptions and/or purchases shall not exceed $3,000,000 in any fiscal year of Parent plus the proceeds of any key-man life insurance,
(c) Restricted Stock Payments, in accordance with Parent’s Governing Documents, to the holders of the Stock issued by Parent (i) solely with the proceeds of Indebtedness permitted pursuant to clause (t) of the definition of Permitted Indebtedness and (ii) so long as clauses (a) and (c) of the Specified Condition are satisfied, in an aggregate amount not to exceed the lesser of (A) $15,000,000 during the term of the Agreement and (B) the minimum amount necessary to ensure compliance by any Loan Party of its agreement to be and remain a “citizen of the United States” within the meaning of 46 U.S.C. § 50501(a) and (d), eligible to own and operate vessels in the coastwise trade of the United States, and
(d) additional Restricted Stock Payments not otherwise permitted in clauses (a) or (b) above so long as the Specified Condition is satisfied; provided that in no event shall this clause (d) permit additional Restricted Stock Payments described in clause (c) above or any other Restricted Stock Payments intended to ensure compliance by any Loan Party of its agreement to be and remain a “citizen of the United States” within the meaning of 46 U.S.C. § 50501(a) and (d), eligible to own and operate vessels in the coastwise trade of the United States, or to accomplish the same results.
“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

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“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Maturity Date, or, on or before the date that is less than 1 year after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).
“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
“Pro Rata Share” means, as of any date of determination:
(a) with respect to a Lender’s obligation to make Revolver Loans and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Revolver Loans by (z) the outstanding principal amount of all Revolver Loans,
(b) with respect to a Lender’s obligation to participate in Letters of Credit, Protective Advances, Swing Loans and Reimbursement Undertakings, to reimburse the Issuing Lender, Agent and the Swing Lenders, as applicable, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero, and
(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate amount of Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances, by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero.

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“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.
“Puerto Rico Settlement” means the settlement of certain class action lawsuits (which were consolidated into a single multidistrict litigation proceeding (case no. MDL1960) in the District of Puerto Rico), in each case involving any allegation of a violation of federal, state or other antitrust law by any of the Loan Parties or their Subsidiaries with respect to the ocean shipping business in the Puerto Rico trade lanes.
“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including mortgage financings, Capitalized Lease Obligations and any obligations under Sale/Leaseback Transactions), incurred at the time of, or within 180 days after, the acquisition, development, construction, installation, expansion, repair or improvement of any fixed assets for the purpose of financing all or any part of the acquisition, development, construction, installation, expansion, repair or improvement cost thereof.
“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Stock of Parent issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by Parent or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.
“Ready for Sea Costs” means with respect to a Vessel or Vessels to be acquired or leased (pursuant to a Capital Lease Obligation) by any Loan Party or any Subsidiary thereof, the aggregate amount of expenditures incurred to acquire or construct and bring such Vessel or Vessels to the condition and location necessary for their intended use, including any and all inspections, appraisals, repairs, modifications, additions, permits and licenses in connection with such acquisition or lease, which would be classified and accounted for as “property, plant and equipment” in accordance with GAAP.
“Real Property” means any estates or interests in real property now owned or hereafter acquired by Parent or its Subsidiaries and the improvements thereto.
“Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Parent or its Subsidiaries.
“Recapitalization” means the Transactions, as well as any activities preceding the Transactions relating to (a) the second amendment to the Existing Credit Agreement dated as of March 9, 2011, (b) the third amendment to the Existing Credit Agreement dated as of June 24, 2011, (c) the fourth amendment to the Existing Credit Agreement dated as of September 13. 2011, (d) the Bridge Credit Agreement, (e) any attempt to obtain consent or waiver from the holders of the Existing Notes in connection with the Antitrust Judgment or otherwise, (f) any proposed refinancing of the Existing Credit Agreement or the Indebtedness under the Existing Notes.

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“Recapitalization Costs” means the fees and expenses incurred by (or reimbursable to third parties by) Parent, Borrower and any of their respective Subsidiaries in connection with the Recapitalization.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Reference Period” means any applicable period of 12 consecutive fiscal months.
“Refinancing Indebtedness” means refinancings, renewals, replacements, exchanges or extensions of Indebtedness so long as:
(a) such refinancings, renewals, replacements, exchanges or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, replaced, exchanged or extended, other than by the amount of premiums paid thereon, interest and fees accrued thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
(b) such refinancings, renewals, replacements, exchanges or extensions do not result in a shortening of the maturity date or the average weighted maturity (measured as of the refinancing, renewal, replacement, exchange or extension) of the Indebtedness so refinanced, renewed, replaced, exchanged or extended, nor are they on terms or conditions that, taken as a whole, are materially less favorable to the Loan Parties, taken as a whole, than those of the Indebtedness being refinanced, renewed, replaced, exchanged or extended,
(c) if the Indebtedness that is refinanced, renewed, replaced, exchanged or extended was subordinated (i) in right of payment to the Obligations or (ii) with respect to the priority of Liens to the Agent’s Liens, then, in each case, the terms and conditions of the refinancing, renewal, replacement, exchange or extension must include subordination and intercreditor terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, replaced, exchanged or extended Indebtedness,
(d) the Indebtedness that is refinanced, renewed, replaced, exchanged or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, replaced, exchanged or extended, and
(e) no Default or Event of Default is continuing or would result from such refinancing, renewal, replacement, exchange or extension.
“Register” has the meaning specified therefor in Section 13.1(h) of the Agreement.

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“Registered Loan” has the meaning specified therefor in Section 13.1(h) of the Agreement.
“Reimbursement Undertaking” has the meaning specified therefor in Section 2.11(a) of the Agreement.
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
“Report” has the meaning specified therefor in Section 15.16 of the Agreement.
“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 50% (subject to Section 14.1(e) with respect to Defaulting Lenders); provided, however, that at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders.
“Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” means the chief executive officer, corporate secretary, the president, the controller, the chief financial officer or the treasurer of a Loan Party, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, the controller or the treasurer of a Borrower, as applicable, or any other officer having substantially the same authority and responsibility.
“Restricted Debt Payment” means any payment, prepayment, redemption, defeasance, purchase, distribution on account of, retirement or other acquisition of, or the setting apart of assets for a sinking or other analogous fund for the same or similar purpose with respect to (a) any Indebtedness that is subordinated in right of payment to the Obligations and (b) the Senior Notes; provided that, for avoidance of doubt, the foregoing shall not be construed to limit the payment of fees (other than fees in the nature of penalties, premiums or similar payments), expense reimbursements or indemnification payments required to be paid in connection with any such Indebtedness.

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“Restricted Stock Payment” means to (a) declare or pay any dividend or make any other payment or distribution on account of Stock issued by Parent (including any payment in connection with any merger or consolidation involving Parent) or to the direct or indirect holders of Stock issued by Parent, in each case, in their capacity as such (other than dividends or distributions payable in Stock (other than Prohibited Preferred Stock) issued by Parent, or (b) purchase, redeem, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Parent) any Stock issued by Parent.
“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Revolver Loans” has the meaning specified therefor in Section 2.1(a) of the Agreement and, for avoidance of doubt, shall include Overadvances.
“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.
“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.
“Sale/Leaseback Transaction” means any arrangement, directly or indirectly, between any Loan Party and an unrelated third party whereby such Loan Party shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property from such third party which such Loan Party intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“S&P” has the meaning specified therefor in the definition of Cash Equivalents.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Secured Notes” means, collectively, the Secured Notes (Convertible), the Secure Notes (First Lien) and the Secured Notes (Second Lien).

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“Secured Notes (Convertible)” means, collectively the Convertible Secured Notes due April 15, 2017 in an aggregate principal amount not to exceed $280,000,000, which have been issued by Parent pursuant to and are subject to the Secured Notes Indenture (Convertible).
“Secured Notes (First Lien)” means the 11% First Lien Secured Notes due October 15, 2016 in an aggregate principal amount not to exceed $225,000,000, which have been issued by Borrower pursuant to and are subject to the Secured Notes Indenture (First Lien).
“Secured Notes (Second Lien)” means, collectively the Second Lien Secured Notes due October 15, 2016 in an aggregate principal amount not to exceed $100,000,000 plus any accretions or paid-in-kind interest thereon, which have been issued by Borrower pursuant to and are subject to the Secured Notes Indenture (Second Lien).
“Secured Notes Documents” means, collectively, the Secured Notes Documents (Convertible), the Secure Notes Documents (First Lien) and the Secured Notes Documents (Second Lien).
“Secured Notes Documents (Convertible)” means, collectively, the Secured Notes Indenture (Convertible) and all other loan agreements, indentures, note purchase agreements, promissory notes, guarantees, intercreditor agreements, assignment and assumption agreements and other instruments and agreements evidencing the terms of the Secured Notes (Convertible), including a security agreement with a collateral description and Lien structure similar to that of the Agreement and satisfactory to Agent.
“Secured Notes Documents (First Lien)” means, collectively, the Secured Notes Indenture (First Lien) and all other loan agreements, indentures, note purchase agreements, promissory notes, guarantees, intercreditor agreements, assignment and assumption agreements and other instruments and agreements evidencing the terms of the Secured Notes (First Lien), including a security agreement with a collateral description and Lien structure similar to that of the Agreement and satisfactory to Agent.
“Secured Notes Documents (Second Lien)” means, collectively, the Secured Notes Indenture (Second Lien) and all other loan agreements, indentures, note purchase agreements, promissory notes, guarantees, intercreditor agreements, assignment and assumption agreements and other instruments and agreements evidencing the terms of the Secured Notes (Second Lien), including a security agreement with a collateral description and Lien structure similar to that of the Agreement and satisfactory to Agent.
“Secured Notes Indenture (Convertible)” means that certain Indenture, dated as of October 5, 2011, among Parent, the Borrower, the other Guarantors and U.S. Bank National Association, as trustee.
“Secured Notes Indenture (First Lien)” means that certain Indenture, dated as of October 5, 2011, among Parent, the Borrower, the other Guarantors and U.S. Bank National Association, as trustee.

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“Secured Notes Indenture (Second Lien)” means that certain Indenture, dated as of October 5, 2011, among Parent, the Borrower, the other Guarantors and U.S. Bank National Association, as trustee.
“Secured Notes Priority Collateral” means Notes Priority Collateral (as defined in the Intercreditor Agreement).
“Securities Account” means a securities account (as that term is defined in the Code).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Agreement” means a security and pledge agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower and Guarantors to Agent.
“Senior Notes” means the Secured Notes, the Additional Notes, the Permitted Additional Pari Passu Obligations and the Vessel Financing Debt (and any Refinancing Indebtedness in respect of the foregoing), or any one of them, as the context may require.
“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
“Shipco” means CSX Alaska Vessel Company, LLC, a Subsidiary of CSX.
“Solvent” means, with respect to any Person or consolidated group of Persons, taken as a whole (a “Group”), as the context may require, on a particular date, that:
(a) the fair value of the assets of such Person or Group is greater than the total amount of liabilities, including contingent, subordinated, absolute, fixed, matured or unmatured and liquidated or unliquidated liabilities, of such Person or Group,
(b) the present fair saleable value of the assets of such Person or Group exceeds (i) the amount that will be required to pay the probable liability of such Person or Group on its debts as such debts become absolute and matured and (ii) the total liabilities of such Person or Group (including, without limitation, subordinated, unmatured, unliquidated and known contingent liabilities),
(c) such Person or Group will be able to pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business,
(d) such Person or Group is not engaged in business or any transaction, or is about to engage in business or any transaction, for which its property would constitute unreasonably small capital, and

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(e) such Person or Group is not “insolvent” as such term is defined in Section 101(32) of Title 11 of the United States Code, 11 U.S.C. Section 101, et. seq.
“Specified Condition” means, with respect to the making of any Specified Event (a) Excess Availability for the 30 consecutive days ending on the date of such Specified Event (including the date thereof) (calculated on a pro forma basis after giving effect to such Specified Event), plus, so long as there are no outstanding Advances on the date of such Specified Event, the Specified Liquidity Amount, shall not be less than $40,000,000, (b) the Fixed Charge Coverage Ratio shall be greater than 1.00 to 1.00 (calculated on a pro forma basis after giving effect to such Specified Event), and (c) no Default or Event of Default is continuing or would result from such Specified Event.
“Specified Event” means the making of, or entering into, a Permitted Acquisition, a Permitted Investment, a Permitted Restricted Stock Payment or a Permitted Restricted Debt Payment, in each case, which expressly references the Specified Condition.
“Specified Liquidity Amount” means, with respect to any Specified Event, an amount up to $10,000,000, which amount shall be on deposit in an account at the Agent or any of its Affiliates subject to a first priority perfected security interest (subject only to Permitted Liens) in favor of Agent and available for withdrawal by Borrower no earlier than 5 Business Days after the occurrence of such Specified Event.
“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the Board of Directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
“Swing Lender” means WFCF or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.
“Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.
“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein and all interest, penalties or similar liabilities with respect thereto; provided, however, that Taxes shall exclude the following, including any interest or penalties with respect thereto (i) any tax imposed on the net income or net profits of Agent, any Underlying Issuer, any Lender or any Participant (including any branch profits or similar taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing

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authority thereof) in which Agent, such Underlying Issuer, such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which Agent’s, such Underlying Issuer’s, such Lender’s or such Participant’s principal office is located; (ii) taxes resulting from Agent’s, such Underlying Issuer’s, such Lender’s or such Participant’s failure (other than as a result of a Change in Law) to comply with the requirements of Section 16(c) or (d) of the Agreement, (iii) U.S. federal withholding Taxes imposed under FATCA, and (iv) any United States federal withholding taxes that would be imposed on amounts payable to a Lender or Participant based upon the applicable withholding rate in effect at the time such Person becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Person (or its assignor, if any) was previously entitled to receive pursuant to Section 16(a) of the Agreement, if any, with respect to such withholding tax at the time such Person becomes a party to the Agreement (or designates a new lending office), and (B) United States federal withholding taxes that may be imposed after the time such Person becomes a party to the Agreement (or designates a new lending office), as a result of a Change in Law, rule, regulation, treaty, order or other decision with respect to any of the foregoing by any Governmental Authority.
“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of Borrower in an aggregate amount in excess of $10,000,000 (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the IRC or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the IRC or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Loan Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

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“TP1 Service” means the trans-Pacific service preceding the Non-Domestic Service in which Parent and its Subsidiaries used vessels not qualified for operation in the coastwise trade of the United States.
“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.
“Transactions” means collectively, (a) the repayment, in full, of the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Agreement, (b) the entering into of the Loan Documents and the incurrence of all Advances and the issuance of all Letters of Credit on the Closing Date, (c) the issuance of the Secured Notes (First Lien) and the Secured Notes (Second Lien), (d) the issuance of the Secured Notes (Convertible) and common Stock of Parent in exchange for the Existing Notes and (e) the payment of fees and expenses in connection with the foregoing.
“Trigger Amount” means the greater of (a) $12,500,000 and (b) 12.5% of the Maximum Revolver Amount.
“Trigger Period” means the period (a) commencing on the date that an Event of Default occurs, or Excess Availability is less than the Trigger Amount and (b) continuing until, during the preceding consecutive 45 days, no Event of Default exists and Excess Availability is equal to or greater than the Trigger Amount at all times.
“Underlying Issuer” means Wells Fargo or one of its Affiliates.
“Underlying Letter of Credit” means a Letter of Credit that has been issued by an Underlying Issuer.
“Unfinanced Capital Expenditures” means, for any period, the Capital Expenditures made by Parent and its Subsidiaries during such period, which Capital Expenditures are not financed from the proceeds of any Indebtedness (other than the Revolver Loans, it being agreed that, to the extent financed with Revolver Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures).
“United States” means the United States of America.
“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the IRC.
“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.
“Vessel” has the meaning specified therefor in the Security Agreement.
“Vessel Construction Contract” means any contract for the construction (or construction and acquisition) of a Vessel entered into by any Loan Party or any Subsidiary thereof, including any amendments, supplements or modifications thereto or change orders in respect thereof.

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“Vessel Environmental Judgment” has the meaning specified therefor in the definition of Vessel Environmental Judgment Lien.
“Vessel Environmental Judgment Lien” means the Lien, if any, securing the obligations of Parent and its Subsidiaries with respect to the fines and penalties (the “Vessel Environmental Judgment”) in an aggregate amount not to exceed $1,600,000 that may be assessed against Parent and Borrower as a result of the settlement of the investigation into certain environmental issues pertaining to the use and operation of certain of Borrower’s Vessels by the Unites States Coast Guard and United States Attorney for the Northern and Central Districts of California described under the heading “Environmental Matters” in Part II of the Parent’s Form 10-Q Report for the period ended June 26, 2011, pursuant to which judgment the Parent and its Subsidiaries shall be required to make payments in substantially the amounts previously disclosed in writing to Agent prior to the Closing Date.
“Vessel Fleet Mortgage” has the meaning specified therefor in the Security Agreement.
“Vessel Financing Debt” has the meaning specified therefor in clause (w) of the definition of Permitted Indebtedness.
“Vessel Related Assets” means with respect to any Vessel, the fixed assets attached to or maintained on such Vessel and all related spares and equipment and any additional improvements thereto, but in no event shall Vessel Related Assets include any assets that constitute ABL Priority Collateral.
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
“WFCF” means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.

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Schedule 3.1
Conditions Precedent
The obligation of each Lender to make its initial Extension of Credit provided for in the Agreement is subject to the satisfaction or waiver, of each of the following conditions precedent (the making of such initial Extension of Credit being conclusively deemed to be the satisfaction or waiver of all of the following:
(a) the Closing Date shall occur on or before October 31, 2011;
(b) Agent shall have received the results of Lien searches (including a search as to judgments, pending litigation and tax matters) for the jurisdiction of organization of each Loan Party and the jurisdiction of the chief executive office of each Loan Party, which, solely with respect to ABL Priority Collateral, such search results shall be reasonably satisfactory to Agent;
(c) Agent shall have received (i) UCC-1 financing statements in form appropriate for filing in each Loan Parties’ jurisdiction of organization and (ii) agreements, documents and instruments reasonably necessary to perfect the Agent’s Liens to the extent required under the Loan Documents to be perfected as of the Closing Date, other than those agreements, documents and instruments identified on Schedule 3.6;
(d) Agent shall have received each of the following documents, duly executed by the Loan Party party thereto:
(i) the Agreement,
(ii) the promissory notes requested by any Lender at least 2 Business Days prior to the Closing Date, if any,
(iii) the Guaranty,
(iv) the Security Agreement,
(v) the Intercreditor Agreement,
(vi) a disbursement letter executed and delivered by Borrower to Agent regarding the Extensions of Credit to be made under the Agreement on the Closing Date, the form and substance of which is reasonably satisfactory to Agent,
(vii) a payoff letter, in form and substance reasonably satisfactory to Agent, from Wells Fargo Bank, N.A., as administrative agent (“Existing Agent”) for the lenders (“Existing Lenders”) party to the Existing Credit Agreement, respecting the amount necessary to repay in full all of the obligations of Parent and its Subsidiaries owing to Existing Agent and Existing Lenders under the Existing Credit Agreement (other than the Existing Letters of Credit) and releasing all of the Liens existing in favor of Existing Agent in and to the assets of Parent and its Subsidiaries, together with termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of Parent and its Subsidiaries; and

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(viii) a payoff letter, in form and substance reasonably satisfactory to Agent, from Cantor Fitzgerald Securities, as administrative agent (the “Bridge Agent”) for the lenders (“Bridge Lenders”) party to the Bridge Credit Agreement, respecting the amount necessary to repay in full all of the obligations of Parent and its Subsidiaries owing under the Bridge Credit Agreement and releasing all of the Liens existing in favor thereof in and to the assets of Parent and its Subsidiaries, together with termination statements and other documentation evidencing the termination thereby of its Liens in and to the properties and assets of Parent and its Subsidiaries;
(e) Agent shall have received a certificate from the Secretary of Borrower (i) attesting to the resolutions of Borrower’s Board of Directors authorizing its execution, delivery, and performance of the Agreement and the other Loan Documents to which Borrower is a party, (ii) authorizing specific officers of Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of Borrower;
(f) Agent shall have received copies of each Loan Parties’ Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the appropriate officer of the jurisdiction of organization of such Loan Party and the Secretary of such Loan Party;
(g) Agent shall have received a certificate of status with respect to each Loan Party, dated within 20 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in each such jurisdiction;
(h) Agent shall have received certificates of insurance and endorsements as are required by Section 5.6, the form and substance of which shall be reasonably satisfactory to Agent;
(i) Agent shall have received a legal opinion from Kirkland and Ellis LLP, legal counsel to the Loan Parties, and Carlsmith Ball LLP, as special Hawaii counsel to Hawaii Stevedores, Inc., each addressed to Agent and each Lender and otherwise in form and substance reasonably satisfactory to Agent;
(j) Agent shall have received (i) a Borrowing Base Certificate from Borrower, calculating the Borrowing Base as of the most recent month-end occurring at least 10 days prior to the Closing Date (based on the confirmatory field exam conducted within a reasonable period of time prior to the Closing Date) and certifying that Excess Availability together with cash on hand of the Loan Parties, after giving effect to the consummation of the Transactions, is not less than $40,000,000 and (ii) a solvency certificate certified by the chief financial officer or treasurer of Parent in form and substance satisfactory to Agent;

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(k) Agent shall have (i) completed customary “bring-down” due diligence, with results reasonably satisfactory to Agent and (ii) completed a confirmatory field exam of the Loan Parties and the Collateral in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the businesses of the Loan Parties and the Collateral, reflecting that the Borrower has Excess Availability, together with cash on hand of the Loan Parties, of at least $40,000,000 as required by clause (j) above;
(l) Agent shall have completed (i) customary Patriot Act searches, OFAC/PEP searches and customary individual background checks for Parent, and (ii) OFAC/PEP searches and customary individual background searches for Parent’s senior management and key principals, and each Guarantor, the results of which shall be satisfactory to Agent and Lenders;
(m) Agent shall have received (i) copies of interim unaudited consolidated financial statements of Parent and its Subsidiaries for the most recent month-end occurring not less than 30 days prior to the Closing Date, (ii) a set of Projections of Parent and its Subsidiaries prepared by management of Parent, which shall be quarterly from the Closing Date through the end of the first four fiscal quarters following the Closing Date and annually thereafter for the term of the Agreement, and (iii) an opening pro forma balance sheet of Parent and its Subsidiaries as of the date of the most recent unaudited consolidated financial statements referred to in clause (i), but giving effect to the Transactions on the Closing Date, all in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent;
(n) Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement;
(o) All fees and reasonable out-of-pocket expenses that have been properly documented and are in each case due and payable to WFCF, the Agent and counsel to the Agent on the Closing Date pursuant to the Fee Letter, the Commitment Letter, dated as of August 26, 2011 between WFCF and Parent, including the Term Sheet attached thereto, shall have been, or substantially concurrently with the consummation of the Transactions on the Closing Date shall be, paid;
(p) Agent shall have received copies of each Material Contract (except to the extent not permitted to be disclosed pursuant to confidentially obligations of the Loan Parties or their Subsidiaries);
(q) (i) the Secured Notes (First Lien), in an aggregate principal amount of $225,000,000, the Secured Notes (Second Lien), in an aggregate principal amount of $100,000,000, and the Secured Notes (Convertible), in an aggregate principal amount of $280,000,000, shall have been, or substantially concurrently with the effectiveness of the Agreement shall be, issued on terms and conditions reasonably satisfactory to Agent and Borrower shall have received the net proceeds of the Secured Notes (other than the portion thereof constituting loans under the Bridge Loan Facility converted to Secured Notes) substantially simultaneously with the Closing Date, and (ii) all or substantially all (but in no event shall more than $20,000,000 in principal amount of the Existing Notes remain outstanding on the Closing Date after giving effect to the Transactions and any remaining Existing Notes shall remain unsecured and the documents evidencing the Existing Notes shall be amended to remove substantially all of the restrictive covenants and certain events of default thereunder other than the required repayment thereof) of the outstanding principal amount of the Existing Notes shall have been exchanged for the Secured Notes (Convertible) and approximately $50,000,00 of common Stock of Parent, each on terms and conditions reasonably satisfactory to Agent.

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(r) Agent shall have received a certificate signed by a Responsible Officer of Parent, which certifies and attaches copies of the final and executed Secured Notes Indenture (Convertible), Secured Notes Indenture (First Lien), Secured Notes Indenture (Second Lien), each of the final and executed security agreements with respect thereto, and each of the final and executed note purchase agreements with respect thereto;
(s) the pro forma capital and ownership structure and the shareholding arrangements of Parent and its Subsidiaries, after giving effect to the Transactions, shall be substantially consistent with the description thereof delivered to Agent on or prior to August 26, 2011;
(t) Parent and its Subsidiaries shall have received all governmental and third-party approvals necessary, if any, in connection with the consummation of the Transactions, which shall all be in full force and effect, unless the absence of any such approval could not reasonably be expected to result in a Material Adverse Change;
(u) to the extent required by, or delivered to, the trustee under the Secured Notes on the Closing Date, Agent shall have received copies of all such possessory Collateral constituting Notes Priority Collateral; and
(v) Agent shall have received a certificate signed by a Responsible Officer of Parent which certifies that each Loan Party that owns or operates vessels in the coastwise trade of the United States is a “citizen of the United States” within the meaning of 46 U.S.C. § 50501(a) and (d).

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SCHEDULE 3.6
CONDITIONS SUBSEQUENT
1. Promptly after the Closing Date, Agent shall have received a Coast Guard form CG-1330, Certificate of Ownership, covering the Vessels subject to the Vessel Fleet Mortgages, evidencing recordation of the Vessel Fleet Mortgage in favor of Agent and copies of each Vessel Fleet Mortgage certified by the U.S. Coast Guard National Vessel Documentation Center.
2. Promptly after the Closing Date, Agent shall have received a legal opinion from Blank Rome LLP, maritime legal counsel to the Loan Parties in the form agreed to immediately prior to the Closing Date,
3. Promptly after the Closing Date each applicable Loan Party shall amend its limited liability company operating agreement, partnership agreement, bylaws and other formation documents to remove any references to a Credit Agreement dated February 26, 2003 among inter alia, Horizon Lines, LLC and ABN AMRO Bank, N.V. as administrative agent.
4. Within 5 Business Days after the Closing Date, Agent shall have received a monthly schedule of the Non-Domestic Service losses for fiscal year 2011 referenced in clause (c)(xxii) of the definition of Adjusted EBITDA.
5. Within 10 days after the Closing Date, Agent shall have received for the fiscal month ended September 25, 2011, each of the items identified in clauses (a) through (g) of Schedule 5.2.
6. Within 15 days after the Closing Date, Agent shall have received certificates of property insurance as are required by Section 5.6, with a schedule of properties attached thereto and otherwise in the form agreed to immediately prior to the Closing Date.
7. Within 40 days after the Closing Date, Agent shall have received for the fiscal quarter ended September 25, 2011, the quarterly financial statements identified in clause (c) of Schedule 5.1.
8. Within 60 days after the Closing Date, Agent shall have received, with respect to each Deposit Account and Security Account (other than Excluded Accounts), executed Control Agreements; provided that upon the commencement of any Trigger Period, such Control Agreements will be delivered to Agent within 5 Business Days thereafter (as such date may be extended by the Agent in its sole discretion).
9. At such time as, and to the extent required by, or delivered to, the trustee under the Secured Notes: (a) a certificate executed by an officer of Parent that includes a schedule setting forth the model, model year, identification number and location of all CoT Chassis owned by each Loan Party, along with representations by the Parent as to the accuracy in all material respects of the information set forth on such schedule and (b) evidence that Agent’s Lien has been noted on the certificates of title with respect to the CoT Chassis owned by the Loan Parties to the extent multiple lien holders can be noted thereon.

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Schedule 5.1
Financial Statements, Reports, Certificates
Deliver to Agent each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent’s fiscal quarters) after the end of each fiscal month during each of Parent’s fiscal years,
(a) an unaudited consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period and compared, in the case of such balance sheet, to the end of the prior fiscal year, and in the case of such statements of income and cash flow, to the prior year period and plan and

(b) a Compliance Certificate attaching (i) the financial statements described in clause (a) above, (ii) the Excess Availability Calculation, the Leverage Ratio Calculation, the calculation of Fixed Charge Coverage Ratio and the calculation of Adjusted EBITDA, each in form and containing sufficient detail satisfactory to Agent, (iii) a schedule of all Hedge Agreements entered into by Parent or any of its Subsidiaries with any Lender and/or any Affiliates of any Lender, which schedule shall show whether such Hedge Agreement is secured pursuant to any of the Loan Documents.

as soon as available, but in any event within 45 days after the end of each fiscal quarter during each of Parent’s fiscal years,	(c) an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity covering Parent’s and its Subsidiaries’ operations during such period, and compared to the prior year period and plan, together with a corresponding discussion and analysis of results from management and

(d) a Compliance Certificate attaching (i) the financial statements described in clause (a) above, (ii) the Excess Availability Calculation, the Leverage Ratio Calculation, the calculation of Fixed Charge Coverage Ratio and the calculation of Adjusted EBITDA, each in form and containing sufficient detail satisfactory to Agent, (iii) a schedule of all Hedge Agreements entered into by Parent or any of its Subsidiaries with any Lender and/or any Affiliates of any Lender, which schedule shall show whether such Hedge Agreement is secured pursuant to any of the Loan Documents.

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as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years,	(e) consolidated and consolidating financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception or (B) qualification or exception as to the scope of such audit, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity and, if prepared, such accountants’ letter to management), and

(f) a Compliance Certificate attaching (i) the financial statements described in clause (c) above, (ii) supplemental Schedules in accordance with the Credit Agreement, (iii) the Excess Availability Calculation, the Leverage Ratio Calculation, the calculation of Fixed Charge Coverage Ratio and the calculation of Adjusted EBITDA, each in form and containing sufficient detail satisfactory to Agent, and (iv) a schedule of all Hedge Agreements entered into by Parent or any of its Subsidiaries with any Lender and/or any Affiliates of any Lender, which schedule shall show whether such Hedge Agreement is secured pursuant to any of the Loan Documents.

as soon as available, but in any event within 45 days after the start of each of Parent’s fiscal years,	(g) copies of Parent’s Projections, in form and containing sufficient detail (including as to scope and underlying assumptions, subject to the qualifications in Section 4.16 of the Agreement) reasonably satisfactory to Agent, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Parent as being the good faith estimate of the financial performance of Parent and its consolidated Subsidiaries during the period covered thereby.

if and when filed by Parent,	(h) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(i) any other material filings made by Parent with the SEC, and

(j) any other material information that is provided by Parent to its shareholders generally.

(It is understood and agreed that in the event Agent, after the Closing Date, notifies Parent that electronic delivery of items (h), (i) and (j) is acceptable, then such electronic delivery shall be deemed to satisfy the requirements of items (h), (i) and (j).)

Concurrently with the filing of Parent’s Form 10-Q quarterly report and Form 10-K annual report,	(k) a list of any Material Contracts entered into by a Loan Party since the most recent such filing.

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promptly after being furnished or received,	(l) copies of all notices, reports, certificates and other information furnished to or received from any of the holders of the Secured Notes, or any other trustee, agent or representative of such holders (including any notices or other documents relating to any default or potential default thereunder, but in any event excluding routine notices, reports and certificates of an administrative nature), and

(m) a copy of the annual citizenship affidavit required to be submitted to MARAD.

At such time as, and to the extent required by, or delivered to, the trustee under the Secured Notes,	(n) copies of any possessory Collateral constituting Notes Priority Collateral, and

(o) Additional Documents, substantially similar to those Additional Documents (other than with respect to the Collateral identified in clause (n) above) to the collateral agent under the Secured Notes, in favor of Agent to ensure that the ABL Collateral (as defined in the Intercreditor Agreement) and the Notes Collateral (as defined in the Intercreditor Agreement) are identical to the extent required by the Intercreditor Agreement.

Promptly after execution thereof,	(p) any settlement or plea agreement or similar arrangement providing for aggregate payments in excess of $5,000,000 per calendar year.

promptly, but in any event within 5 days after Parent or Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(q) notice of such event or condition and a statement of the curative action that Parent or Borrower proposes to take with respect thereto.

promptly after the commencement thereof, but in any event within 5 Business Days after the service of process with respect thereto on Parent or any of its Subsidiaries,	(r) notice of all actions, suits, or proceedings brought by or against Parent or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change.

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on or before 5 Business Days (or such shorter period as Agent may agree) prior to the date of any Specified Event utilizing any basket amount available as a result of satisfaction of the Specified Condition,
(s) Parent shall provide Agent a certificate of a Responsible Officer, along with reasonably detailed calculations (calculated on a pro forma basis after giving effect to such Specified Event), certifying compliance with each of the conditions set forth in the definition of “Specified Condition”.

upon the request of Agent,	(t) any other information reasonably requested relating to the financial condition of Parent or its Subsidiaries.

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Schedule 5.2
Collateral Reporting
Provide Agent with each of the documents set forth below at the following times in form satisfactory to Agent:

Monthly (no later than the 5th day after the end of each calendar month), except during a Trigger Period, in which case it shall be weekly (no later than 1 Business Day following the end of each week)	(a) a Borrowing Base Certificate for the fiscal month most recently ended or calendar week, as applicable (the “Reporting Period”),

(b) a detailed aging, by total, of each Loan Parties’ Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Parent has implemented electronic reporting) for the Reporting Period,

(c) a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Parent has not implemented electronic reporting for the Reporting Period,

(d) a summary aging, by vendor, of Parent’s and its Subsidiaries’ accounts payable and any book overdraft (delivered electronically in an acceptable format, if Parent has implemented electronic reporting) and an aging, by vendor, of any held checks for the Reporting Period, and

(e) a detailed report regarding Parent’s and the other Loan Parties’ cash and Cash Equivalents, including an indication of which amounts are deposited in Deposit Accounts and/or Securities Accounts subject to Control Agreements for the Reporting Period.

Monthly (no later than the 10th day after each calendar month)	(f) a detailed reconciliation to Parent’s general ledger accounts (delivered electronically in an acceptable format) for the Reporting Period, and

(g) a monthly Account roll-forward, in a format acceptable to Agent, tied to the beginning and ending account receivable balances of Parent’s general ledger for the Reporting Period.

Monthly (no later than the 30th day after each calendar month),	(h) a reconciliation of Accounts, trade accounts payable, Parent’s general ledger accounts to its monthly financial statements including any book reserves related to each such category for the Reporting Period.

Quarterly (no later than the 45th day after each fiscal quarter),	(i) a report regarding Parent’s and its Subsidiaries’ accrued, but unpaid, ad valorem taxes for the most recently ended fiscal quarter.

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Upon request by Agent,	(j) a detailed list of Parent’s and the other Loan Parties’ customers, with address and contact information, and

(k) such other reports as to the Collateral or the financial condition of Parent and its Subsidiaries, as Agent may reasonably request, including updates to Schedules 4.13 and 4.17.

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